EXPLORATION, DEVELOPMENT AND
MINE OPERATING AGREEMENT

By And Between

U.S. ENERGY CORP.

And

THOMPSON CREEK METALS COMPANY USA

Lucky Jack Project, Colorado USA

August 19, 2008

****The confidential portions of this Agreement on pages 9, 10, 11, 15, 18, 27, 28, 30, 32, 40, 41, 42, 51 and Exhibit D pages 1, 3 7 and 8 have been omitted and filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS
Page

PART I THE TRANSACTION		1
ARTICLE I DEFINITIONS AND CROSS-REFERENCES		1
1.1	Definitions	1
1.2	Cross References	1
ARTICLE II NAME AND PURPOSES		2
2.1	General	2
2.2	Option Period and Joint Venture Period	2
2.3	Purposes	2
2.4	Limitation	2
ARTICLE III REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS		3
3.1	Representations and Warranties of all Parties	3
3.2	Representations and Warranties of USE	3
3.3	Knowledge of Parties	5
3.4	Disclosures	5
3.5	Loss of Title	6
3.6	Royalties, Production Taxes and Other Payments Based on Production	6
3.7	Confidentiality of Agreement	6
ARTICLE IV RELATIONSHIP OF THE PARTICIPANTS		6
4.1	No Partnership or Fiduciary Relationship	6
4.2	Tax Matters	6
4.3	Other Business Opportunities	6
4.4	Waiver of Rights to Partition or Other Division of Assets	7
4.5	Implied Covenants	7
4.6	No Third Party Beneficiary Rights	7
PART II OPTION PERIOD		7
ARTICLE V OPTION CONSIDERATION		7
5.1	Option Consideration	7
ARTICLE VI THE OPTION		7
6.1	Option	7
6.2	Option Stages	9
6.3	Failure to Make Expenditures and Termination	9
6.4	Obligations Upon Termination During Option Period	10
6.5	Exercise of Option and Acquisition of Additional Interest in Property	10
6.6	Royalty	11

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ARTICLE VII RIGHTS AND OBLIGATIONS DURING THE OPTION PERIOD		12
7.1	Manager During Option Period	12
7.2	Management Committee	12
7.3	Water Treatment Facility	12
7.4	Reports During Option Period	13
7.5	Transferring Interests in Property and Dealing With Unpatented Mining Claims	13
7.6	Permit Obligations of TCM During Option Period	13
7.7	Access to Property During Option Period	13
7.8	Maintenance of Property During Option Period	13
7.9	Management of Existing Underground Mine Conditions During Exploration	14
7.10	Indemnification of Manager During Option Period	14
7.11	Programs and Budgets	15
7.12	Presentation of Programs and Budgets	15
7.13	Review and Adoption of Proposed Programs and Budgets	15
7.14	Budget Overruns; Program Changes	16
7.15	Assignment During Option Period	16
7.16	Other Provisions	16
PART III THE JOINT VENTURE PERIOD		16
ARTICLE VIII JOINT VENTURE		16
8.1	Purpose	16
8.2	Manager	16
8.3	Initial Participating Interests and Contributions	17
8.4	Changes in Participating Interests	17
8.5	Deemed Expenditures	17
8.6	Conversion of Minority Interest.	18
8.7	Continuing Liabilities Upon Adjustments of Participating Interests	19
8.8	Documentation of Adjustments to Participating Interests	19
8.9	Grant of Lien and Security Interest	19
8.10	Subordination of Interests	20
8.11	Indemnification of Manager	20
8.12	Holding of Property	20
8.13	Holding of Joint Venture Property	20
8.14	Management Committee	20
8.15	Water Treatment Facility	21

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ARTICLE IX PROGRAMS AND BUDGETS		21
9.1	Operations Pursuant to Programs and Budgets	21
9.2	Presentation of Programs and Budgets	21
9.3	Review and Adoption of Proposed Programs and Budgets	21
9.4	Election to Participate	23
9.5	Recalculation or Restoration of Reduced Interest Based on Actual Expenditures	24
9.6	Budget Overruns; Program Changes	25
9.7	Emergency or Unexpected Expenditures	25
ARTICLE X ACCOUNTS AND SETTLEMENTS		26
10.1	Monthly Statements and Applications of this ARTICLE	26
10.2	Cash Calls	26
10.3	Failure to Meet Cash Calls	26
10.4	Cover Payment	26
10.5	Remedies	26
10.6	Audits	29
ARTICLE XI DISPOSITION OF PRODUCTION		30
11.1	Purchase and Sale of Products	30
ARTICLE XII SUPPLEMENTAL BUSINESS AGREEMENT		31
12.1	Supplemental Business Agreement	31
ARTICLE XIII TRANSFER OF INTEREST; PREEMPTIVE RIGHT		32
13.1	General	32
13.2	Limitations on Free Transferability	32
PART IV PROVISIONS APPLICABLE TO BOTH OPTION period AND JOINT VENTURE PERIOD		34
ARTICLE XIV MANAGEMENT COMMITTEE		34
14.1	Meetings of Management Committee	34
14.2	Action Without Meeting in Person	35
14.3	Matters Requiring Approval	35
ARTICLE XV MANAGER		35
15.1	Powers and Duties of Manager	35
15.2	Standard of Care	39
15.3	Resignation; Deemed Offer to Resign	40
15.4	Administrative Charges and Services Agreement	41
15.5	Transactions With Affiliates	41

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ARTICLE XVI WITHDRAWAL AND TERMINATION		41
16.1	Termination	41
16.2	Withdrawal	41
16.3	Continuing Obligations and Environmental Liabilities	42
16.4	Disposition of Assets on Termination	42
16.5	Non-Compete Covenants	42
16.6	Right to Data After Termination	42
16.7	Continuing Authority	42
ARTICLE XVII ACQUISITIONS WITHIN AREA OF INTEREST		43
17.1	General	43
17.2	Notice to Non-Acquiring Party	43
17.3	Election to Acquire	43
17.4	Election to Acquire Not Exercised	44
ARTICLE XVIII ABANDONMENT AND SURRENDER OF PROPERTIES		44
18.1	Abandonment and Surrender of Property - Option Period	44
18.2	Abandonment and Surrender of Property – Joint Venture Period	44
ARTICLE XIX DISPUTES		45
19.1	Governing Law	45
19.2	Dispute Resolution	45
19.3	Mediation	45
19.4	Arbitration	45
ARTICLE XX CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION		47
20.1	Business Information	47
20.2	Party Information	47
20.3	Permitted Disclosure of Confidential Business Information	48
20.4	Disclosure Required By Law	48
20.5	Permitted Disclosure	49
20.6	Public Announcements	49
ARTICLE XXI GENERAL PROVISIONS		50
21.1	Notices	50
21.2	Currency	51
21.3	Headings	51
21.4	Waiver	51
21.5	Modification	51
21.6	Force Majeure	51
21.7	Rule Against Perpetuities	52
21.8	Further Assurances	52
21.9	Entire Agreement; Successors and Assigns	52
21.10	Memorandum	53
21.11	Counterparts	53

-iv-

EXHIBIT A                                Property Description
EXHIBIT B                                Accounting Procedures
EXHIBIT C                                Tax Matters
EXHIBIT D                                Definitions and Interpretation
EXHIBIT E                                Section 3.2(g) Disclosure
EXHIBIT F                                Insurance Requirements
EXHIBIT G                                Services Agreement
EXHIBIT H                               Area of Interest
EXHIBIT I                                Net Profits Interest
EXHIBIT J                                Participating Interest Transfer Form

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EXPLORATION, DEVELOPMENT AND MINE OPERATING AGREEMENT

This Exploration, Development and Mine Operating Agreement is made as of August 19, 2008 (“Agreement Date”) by and between:

U.S. ENERGY CORP., a Wyoming corporation, the address of which is 877 North 8th West, Riverton, Wyoming 82501 (“USE”);

and

THOMPSON CREEK METALS COMPANY USA, a Colorado corporation, the address of which is 945 West Kenyon Avenue, Unit B, Englewood, Colorado 80110 (“TCM”).

RECITALS

A.
USE owns 100% of certain property in Gunnison County, Colorado, known as the “Lucky Jack Project” (the “Property”), previously known as the Mt. Emmons Project, which Property is described in Exhibit A.

B.
The Parties have negotiated the basic terms of an agreement whereby USE will grant TCM an exclusive option to acquire certain interests in the Property and provide TCM with the right to conduct exploration and, if justified, development and mining operations on the Property.

C.
The Parties wish to formalize the terms of their agreement by entering into this Agreement which defines the relationship of the Parties for two distinct periods: (1) the Option Period, during which TCM may choose to make certain expenditures that shall entitle TCM to acquire up to a 50% interest in the Property; and (2) the Joint Venture Period during which TCM may enter into a joint venture with USE to have the opportunity to acquire an additional 25% interest in the Property.

NOW THEREFORE, in consideration of the covenants and conditions contained herein, USE and TCM agree as follows.

PART I
THE TRANSACTION

ARTICLE I
DEFINITIONS AND CROSS-REFERENCES

1.1           Definitions.  The terms defined in Exhibit D and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.

1.2           Cross References.  References to “Exhibits”, “Parts”, “Articles” and “Sections” refer to Exhibits, Parts, Articles and Sections of this Agreement unless otherwise expressly indicated.

References to “Paragraphs” and “Subparagraphs” refer to paragraphs and subparagraphs of the referenced Exhibits.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE II
NAME AND PURPOSES

2.1           General.  The Parties hereby enter into this Agreement for the purposes hereinafter stated.  All of the rights and obligations of the Parties in connection with the Assets or the Property and all Operations shall be subject to and governed by this Agreement.

2.2           Option Period and Joint Venture Period.  During the Option Period, the Property and Assets shall be managed and operated by the Parties pursuant to the terms of Part II of this Agreement, unless otherwise indicated therein.  During the Joint Venture Period, the Property and Assets shall be managed and operated by the JV Participants pursuant to the terms of Part III of this Agreement, unless otherwise indicated therein.  Parts I and IV of this Agreement shall apply to the Option Period and Joint Venture Period together.

2.3           Purposes.  This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Parties accomplishes such purposes:

(a)	to conduct all permitting studies, work, and governmental submissions to allow the Property to be explored, developed and if appropriate produced;

(b)	to conduct Exploration within the Property and Area of Interest;

(c)	to evaluate the possible Development and Mining of the Property, and, if justified, to engage in Development and Mining;

(d)	to engage in Operations on the Property;

(e)	to engage in marketing Products, to the extent provided by this Agreement;

(f)	to complete and satisfy all Environmental Compliance obligations affecting the Property; and

(g)	to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

2.4           Limitation.  Unless the Parties otherwise agree in writing, the Operations shall be limited to the purposes described in Section 2.3, and nothing in this Agreement shall be construed to enlarge such purposes or to change the relationships of the Parties as set forth in Section 4.1.

ARTICLE III
REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS

3.1           Representations and Warranties of all Parties.  As of the Agreement Date, each Party warrants and represents to the other that:

(a)	it is a body corporate duly incorporated and validly existing under the laws of its incorporating jurisdiction;

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

(b)	it has full power and authority to own its property and assets and to carry on its business and to enter into this Agreement;

(c)
neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby shall result in the breach of, or accelerate the performance required by, any other agreement or arrangement to which it is a party;

(d)	it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the Permitting or implementation of Operations under this Agreement; and

(e)	this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

3.2           Representations and Warranties of USE.  As of the Agreement Date, USE makes the following representations and warranties to TCM:

(a)	USE owns a 100% interest in the Property and the Property is properly described in Exhibit A;

(b)
USE is in exclusive possession of the Property, has good and marketable title to the patented mining claims which are part of the Property, and has Good Mining Title to the unpatented lode and millsite claims which are part of the Property, and has the right to dispose of the Property, or any interest therein, as contemplated in this Agreement;

(c)
USE has delivered to or made available for inspection by TCM all Existing Data in its possession or control, and true and correct copies, to the extent requested by TCM, of all permits, licenses, leases or other contracts relating to the Property;

(d)
with respect to unpatented lode claims and millsite claims located by USE that are included within the Property, except as set forth in the Title Opinion and subject to the paramount title of the United States:  (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required to hold the unpatented mining claims has been or will be performed and all Governmental Fees have been or will be paid in a manner consistent with that required of the Manager pursuant to Section 15.1(j) through the assessment year ending September 1, 2008; (v) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; and (vi) USE has no knowledge of conflicting mining claims from any third parties.  Nothing in this Section, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable mineral deposit;

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

(e)
with respect to unpatented lode claims and millsite claims not located by USE but which are included within the Property, except as set forth in the Title Opinion and subject to the paramount title of the United States: to the knowledge of USE (i) all assessment work required to hold the unpatented mining claims has been or will be performed and all Governmental Fees have been or will be paid in a manner consistent with that required of the Manager pursuant to Section 15.1(j) through the assessment year ending September 1, 2008; (ii) all affidavits of assessment work, evidence of payment of Governmental Fees, and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (iii) the claims are free and clear of Encumbrances or defects in title; and (iv) USE has no knowledge of conflicting mining claims.  Nothing in this Section, however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a valuable discovery of minerals;

(f)
solely with respect to ownership of the Property, since the acquisition of the Property from Phelps Dodge Corporation and Mt. Emmons Mining Company (collectively “PD/MEMCO”), there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting its interests in the Property which have not been for fair consideration;

(g)	except as to matters otherwise disclosed in writing to TCM prior to the Agreement Date as set out in Exhibit E:

(i)
since the acquisition of the Property from PD/MEMCO activities on the Property with respect to the Property and its ownership and operation have not been in violation of any Laws (including without limitation any Environmental Laws), nor caused or permitted any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Property or in the general vicinity of the Property;

(ii)
since the acquisition of the Property from PD/MEMCO there has been no material spill, discharge, leak emission, ejection, escape, dumping, or any release or threatened release of any kind, of any toxic or hazardous substance or waste (as defined by any applicable Laws) from, on, in, or under the Property or into the environment, except releases permitted or otherwise authorized by applicable Laws;

(iii)	USE has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws;
(iv)	USE has no interest in any mineral interest located within two miles of the outermost boundary of the Property, with the exception of the Property itself; and
(v)
since the acquisition of the Property from PD/MEMCO, the water treatment facility (the “Facility”) located on the Property at all times has been operated within the terms of any and all permits and licenses that it is required to be operating under and has been operated in accordance with all applicable Laws;

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

(h)
except for patented land within the exterior boundaries of the Property, and except as set forth in the Title Opinion all of the land within the Property is covered by at least one mining or millsite claim of the correct nature for the deposit being located or the use being contemplated (e.g., a lode claim was used to locate a lode deposit, a placer claim was used to locate a placer deposit, and a millsite claim was used to locate the ground for mine facilities) which the mining claim records of the United States Department of Interior, Bureau of Land Management (LR-2000 system) show as being an “active” claim as of August 13, 2008;

(i)	except for the Permitted Encumbrances, the Property is clear of all Encumbrances;

(j)
no consent or approval of any third party or governmental agency is required for the execution, delivery or performance of this Agreement by USE or the transfer or acquisition of any interest in the Property; and

(k)
no proceedings are pending for and USE is not aware of any basis for the institution of any proceedings leading to the dissolution or winding-up of USE or the placing of USE into bankruptcy or subject to any other laws governing the affairs of insolvent persons.

The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement.

3.3           Knowledge of Parties.  For a representation or warranty made to a Party’s “knowledge,” the term “knowledge” shall mean the actual knowledge on the part of the officers and directors of the applicable Party, or of facts that would reasonably lead to the indicated conclusions, and it is a requirement that such persons must have made the enquiries that are reasonably necessary to enable the applicable Party to make the representation, statement or disclosure.

3.4           Disclosures.  Each of the Parties represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement that should be disclosed to the other Parties in order to prevent the representations and warranties in this Article III from being materially misleading.  USE has disclosed to TCM all information it believes to be relevant concerning the Assets and Property, and has provided to or made available for inspection by TCM all such information, but does not make any representation or warranty, express or implied, as to the value of the Assets or Property.  Each Party represents to the other that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and Property and upon its own geologic and engineering interpretations related thereto.

3.5           Loss of Title.  Any failure or loss of title to any of the Assets, and all costs of defending, curing and clarifying title, shall be charged to the Business Account, and TCM shall be entitled to include such costs as Expenditures.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

3.6           Royalties, Production Taxes and Other Payments Based on Production.  All required payments of production taxes and other payments to private parties and governmental entities shall be determined and made by the Manager.  In the event that the Manager fails to make any such required payment, the other Party shall have the right to make such payment and shall thereby become subrogated to the rights of such third party; provided, however, the making of any such payment on behalf of the Manager shall not constitute acceptance by the paying Party of any liability to such third party for the underlying obligation.

3.7           Confidentiality of Agreement.  Without limiting any other provision hereof concerning confidentiality of information, each Party agrees to keep the terms and conditions of this Agreement strictly confidential, unless disclosure of any such terms and conditions is required by law or unless the other Party consents in writing to such disclosure in advance, such consent not to be unreasonably withheld.

ARTICLE IV
RELATIONSHIP OF THE PARTICIPANTS

4.1           No Partnership or Fiduciary Relationship.  The Parties agree and declare that this Agreement must not be construed as constituting an association, corporation, mining partnership or any other kind of partnership, except for the tax partnership described in Exhibit C and except for the agency of the Manager specifically provided for in this Agreement, nothing in this Agreement shall be deemed to constitute any Party a partner, agent or legal representative of any other Party for any purpose whatsoever and nothing in this Agreement shall create or be deemed to create a fiduciary relationship between the Parties, nor between the Manager and the other Parties or any of them.  The rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective.  Each Party shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Parties that their ownership of Assets and the rights acquired hereunder shall be as tenants in common.

4.2           Tax Matters.  All tax matters affecting the Parties under this Agreement shall be governed by the terms and conditions set out in Exhibit C.

4.3           Other Business Opportunities.  Except as expressly provided in this Agreement, each Party shall have the right to engage in and receive full benefits from any independent business activities or operations, whether or not competitive with this Business, without consulting with, or obligation to, the other Parties.  The doctrines of corporate opportunity or business opportunity shall not be applied to this Business nor to any other activity or operation of any of the Parties.  Subject to ARTICLE XVII none of the Parties shall have any obligation to the other with respect to any opportunity to acquire any property outside the Property at any time, or, except as otherwise provided in Section 16.5, within the Property after the termination of the Business.  Unless otherwise agreed in writing and subject to 0, none of the Parties shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by the other Party.

4.4           Waiver of Rights to Partition or Other Division of Assets.  The Parties hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by Law.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

4.5           Implied Covenants.  There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

4.6           No Third Party Beneficiary Rights.  This Agreement shall be construed to benefit the Parties and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency, except to the extent required by Project Financing and as provided in this Agreement.

PART II
OPTION PERIOD

ARTICLE V
OPTION CONSIDERATION

5.1           Option Consideration.

(a)
On the Agreement Date, TCM shall pay USE $500,000 as consideration for the Option.  Such amount shall be non-refundable.  However, such amount shall be credited toward the Expenditures required under Section 6.1(a)(i)(A) if TCM incurs such Expenditures in accordance with Section 6.1(a)(i)(A).

(b)
Additionally, on January 1, 2009, and on January 1 each year thereafter up to and including January 1, 2014 (i.e., for a period of six years), TCM shall pay USE $1,000,000 (i.e., $6,000,000 over the six-year period).  Such payments shall be credited toward the Expenditures required under Section 6.1.

ARTICLE VI
THE OPTION
6.1           Option.

(a)
USE grants to TCM the exclusive option (the “Option”) to acquire up to an undivided 50% interest in the Property (in two stages as detailed in Section 6.2) in exchange for incurring Expenditures totaling $50,000,000.  TCM, in its sole discretion, may exercise the Option according to the following requirements and schedule:

(i)           Initial Project Expenditures.

(A)
At any time before but no later than December 31, 2008, TCM shall incur at least $2,500,000 in Expenditures on or related to the Property.  If TCM incurs such Expenditures, the $500,000 consideration provided under Section 5.1(a) shall be credited toward this amount.

(B)	At any time before but no later than December 31, 2009, TCM shall incur at least $5,000,000 in additional Expenditures (for a minimum aggregate of $7,500,000) on or related to the Property.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

(C)	At any time before but no later than December 31, 2010, TCM shall incur at least $5,000,000 in additional Expenditures (for a minimum aggregate of $12,500,000) on or related to the Property.
(D)	At any time before but no later than June 30, 2011, TCM shall incur at least $2,500,000 in additional Expenditures (for a minimum aggregate of $15,000,000) on or related to the Property.

(ii)
Additional Project Expenditures.  By July 31, 2018, TCM shall incur additional Expenditures on or related to the Property in an amount equal to the difference between the total Expenditures incurred under Section 6.1(a)(i) and the $50,000,000 amount required to acquire a 50% interest in the Property.

(b)
Any excess Expenditures completed in advance of a due date specified in Section 6.1(a) shall be carried over and shall qualify, and be accounted for, as Expenditures completed by the subsequent due date.  Further, the Expenditure deadlines described above establish only the maximum period of time within which TCM must make such Expenditures; nothing in this Agreement will preclude TCM from making, in its sole discretion, any or all such Expenditures at any time or from time to time ahead of such deadlines.  In this respect, TCM may, in its sole discretion, make any or all such Expenditures in advance by paying any or all of the amounts required under Section 6.1(a) to an interest bearing escrow account maintained by TCM for the benefit of the Property.  Such payments shall be referred to as “Advance Payments.”  If this Agreement is terminated before TCM acquires any interest in the Property under Section 6.2, USE shall be entitled to all such Advance Payments and interest, if any, remaining in escrow.  If this Agreement is terminated after TCM has acquired an interest in the Property under Section 6.2, all such Advance Payments and interest, if any, remaining in escrow shall be considered Business capital.  Such Advance Payments, including interest, may be withdrawn and applied as necessary only towards future Expenditures by TCM on or related to the Property; provided, however, such amounts may not be used to meet other Expenditure requirements of TCM hereunder or in any way reduce the aggregate Expenditures that TCM must incur by a deadline in Section 6.1(a) in order to acquire any interest in the Property.

(c)
TCM may elect to pay to an interest bearing escrow account on or before a due date specified in Section 6.1(a) the dollar amount equal to any shortfall in Expenditures required to be completed by TCM by such due date in lieu of completing such Expenditures, and such amounts shall thereupon be deemed to have satisfied such requirement for the completion of Expenditures by a deadline in Section 6.1(a), as applicable.  Such payments shall be referred to as “Shortfall Payments.”  If this Agreement is terminated, USE shall be entitled to all such Shortfall Payments and interest, if any, remaining in escrow.  So long as this Agreement remains in effect, such Shortfall Payments, including interest, may be withdrawn and applied as necessary only towards future Expenditures by TCM on or related to the Property; provided, however, such amounts may not be used to meet other Expenditure requirements of TCM hereunder or in any way reduce the

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

aggregate Expenditures that TCM must incur by a deadline in Section 6.1(a) in order to acquire any interest in the Property.

6.2           Option Stages.  The Option shall be exercised in two stages as follows (as further described in Section 6.5):

(a)
Upon TCM incurring at least $15,000,000 in Expenditures as described in Section 6.1(a)(i), TCM may, in its sole discretion, elect to acquire a 15% interest in the Property upon written notice to USE at any time within thirty-six months after the last day of the month in which TCM has incurred the $15,000,000 in Expenditures as described in Section 6.1(a)(i).  (By way of example, if TCM incurs the full $15,000,000 on August 12, 2010, it would then have thirty-six months from August 31, 2010, or until August 31, 2013, to exercise its election.)  Failure by TCM to make such election within the required thirty-six months shall be deemed to be an election by TCM to acquire such 15% interest in the Property.

(b)
If TCM incurs the additional Expenditures as described in Section 6.1(a)(ii) by July 31, 2018 (which amount, combined with the Expenditures incurred under Section 6.1(a)(i), shall equal $50,000,000), TCM may, in its sole discretion, elect to acquire an additional 35% (or aggregate 50%) interest in the Property, with such election being made by written notice to USE within 30 days after the date of the TCM accounting statement that shows that TCM has incurred all such Expenditures, and a failure to make such election shall be deemed to be an election by TCM to acquire such additional 35% (aggregate 50%) interest in the Property.

6.3           Failure to Make Expenditures and Termination.

(a)
Failure by TCM to make all Expenditures required under Section 6.1(a)(i) (or Advance Payments or Shortfall Payments in lieu thereof) by the applicable due dates for such Expenditures (subject to Section 21.6) shall be deemed to be a termination of this Agreement by TCM under Section 6.3(b) if, within 30 days after receipt of written notice from USE regarding such failure, TCM does not cure such failure.

(b)
TCM may by written notice to USE terminate this Agreement at any time during the Option Period prior to electing to acquire (pursuant to Section 6.2(a)) a 15% interest in the Property.  Upon such termination, the provisions of Section 6.4 shall apply; ****.

(c)
TCM may by written notice to USE terminate this Agreement at any time during the Option Period after having elected to acquire (pursuant to Section 6.2(a)) a 15% interest in the Property.  Upon such termination, the provisions of Section 6.4 shall apply.  ****.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

6.4           Obligations Upon Termination During Option Period.  Upon termination of this Agreement by TCM during the Option Period, TCM must file all work and/or pay all such fees to maintain the Property in good standing for a period of three months after such termination and deliver to USE all records, reports, studies, data, computer programs and other information necessary and appropriate to carry out Permitting and other Operations on the Property in a manner consistent with industry standards and good workmanlike practices; additionally, upon such termination, USE (or a designated Affiliate of USE) shall receive a blanket assignment of any permits issued in TCM’s name; ****.

6.5           Exercise of Option and Acquisition of Additional Interest in Property.

(a)	Within six months of electing to acquire a 50% interest in the Property as provided in Section 6.2(b), TCM shall, in its sole discretion, choose one of two options:

(i)	Form a Joint Venture on the terms set out in PART III; or

(ii)
Form a Joint Venture on the terms set out in PART III but continue to fund 100% of all Expenditures on or related to the Property up to an additional $350,000,000, with the opportunity to acquire up to an additional 25% interest in the Property (for an aggregate 75% interest) upon incurring such additional $350,000,000 (which amount, combined with the initial $50,000,000 in Expenditures under Section 6.1(a), totals $400,000,000).  Upon incurring $70,000,000 in additional Expenditures pursuant to this Section 6.5(a)(ii) (which amount, combined with the initial $50,000,000 in Expenditures under Section 6.1(a), totals $120,000,000), TCM’s interest in the Property shall increase by 2.5% to 52.5%.

During such time that TCM has incurred expenditures in excess of $120,000,000 in total, but less than $400,000,000 in total, TCM’s percentage interest in the Joint Venture shall be calculated as follows:

TCM Interest = 50 + [(Actual Expenditures - $50 Million) x 12.5]
$350 Million
Where:
“TCM Interest” means TCM’s percentage interest in the Joint Venture during the period in which it has incurred Expenditures in excess of $120,000,000, but less than $400,000,000.

“Actual Expenditures” means all Expenditures incurred by TCM pursuant to this Agreement.

Upon spending the last dollar required to reach the $350,000,000 amount hereunder, TCM’s interest in the Property shall be increased to 75% total.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

(b)
If TCM elects to proceed under Section 6.5(a)(ii), then TCM shall reimburse USE for any Expenditures incurred by USE between the time that TCM elects to acquire a 50% interest in the Property as provided under Section 6.2(b) and the time that TCM elects to proceed under Section 6.5(a)(ii), and any such reimbursements shall count towards TCM’s Expenditure obligations under Section 6.5(a)(ii).  At any time prior to incurring the entire $350,000,000 required to earn an additional 25% interest in the Property under Section 6.5(a)(ii), TCM may in its sole discretion determine that upon the beginning of the next Program and Budget adopted pursuant to ARTICLE IX it shall cease funding 100% of all Expenditures on or related to the Property and the Parties shall thereafter share such Expenditures in proportion to their respective Participating Interests; provided, however, TCM shall provide written notice to USE of such decision at least 90 days prior to the expiration of the current Program and Budget.

6.6           Royalty.

(a)	Subject to Section 6.6(b), Section 8.6(a) and the Permitted Encumbrances, any interest in the Property that TCM acquires under this Agreement shall not be subject to any overriding royalty.

(b)
TCM shall pay any Production Royalty (as defined under the **** to the Grantee (as defined under the ****) or any successor-in-interest to the Grantee as may be required under the ****.  Any and all such Production Royalty payments, plus administrative costs and third party costs necessarily incurred by TCM in relation thereto, for a given month shall be offset against the total amount payable by TCM to USE (based on the Final Price as defined in Section 11.1) pursuant to ARTICLE XI for that same month; provided, however, to the extent that Production Royalty payments and related administrative costs and third party costs for a given month exceed the total amount payable by TCM to USE pursuant to ARTICLE XI for that same month, TCM shall bear that excess amount entirely without compensation or reimbursement from USE.

ARTICLE VII
RIGHTS AND OBLIGATIONS DURING THE OPTION PERIOD

7.1           Manager During Option Period.  During the Option Period, TCM shall be the Manager of all Programs on the Property, subject to the direction and control of the Management Committee.  The provisions of ARTICLE XV shall apply to the Manager during the Option Period, including the exercise of all powers, the completion of all duties and the standard of care detailed in ARTICLE XV with the exception of Section 15.1(m).  To the extent that any provision of ARTICLE XV conflicts with the powers, duties, and standards detailed in this ARTICLE VII, this Article shall prevail.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

7.2           Management Committee.  During the Option Period, the Parties shall establish a “Management Committee” consisting of four members to direct and control operations and the activities of the Manager during the Option Period.  TCM and USE each shall be entitled to appoint two regular members to the Management Committee.  Acting through their respective appointed members, TCM and USE shall have an aggregate of two votes each; provided, however, in the event of a tie vote, the Management Committee members representing TCM shall have the deciding vote.  Both TCM and USE may appoint alternate members to act in the absence of regular members.  Any alternates so acting shall be deemed members.  The alternates may attend meetings of the Management Committee even if the regular members attend; provided, however, they shall not have the right to vote except in the place of absent regular members.  Appointments of members by TCM and USE shall be made or changed by notice to the other members.  Decision making of the Management Committee shall be by majority vote.  The Management Committee shall have the power and authority to approve all Programs and Budgets for the Exploration of and Development and Mining from the Property.  The provisions concerning the Management Committee detailed in ARTICLE XIV shall apply during the Option Period.

7.3           Water Treatment Facility.  During the Option Period an independent contractor engaged by USE or, once TCM has acquired an interest in the Property pursuant to Section 6.2, any subsequent independent contractor appointed by the Management Committee, shall operate the Facility.  Such contractor shall carry adequate insurance for operations and for any liabilities related to operations of the Facility.  Until TCM elects to acquire an interest in the Property pursuant to Section 6.2, USE shall pay all operating costs for the Facility.  Unless and until TCM elects to acquire an interest in the Property pursuant to Section 6.2, TCM shall have no decision making authority with respect to Facility operations.  Prior to TCM’s acquiring an interest in the Property pursuant to Section 6.2, the Facility shall not be considered part of the Business.  Upon TCM’s acquiring an interest in the Property pursuant to Section 6.2, the Facility shall be part of the Business.

7.4           Reports During Option Period.  No later than 15 days after the last day of each calendar month, TCM shall provide to USE monthly summary reports of its activities on the Property.  No later than 45 days after the end of each calendar year ending December 31 TCM shall provide to USE an annual detailed progress report of all Programs and activities on the Property.  These reports shall include monthly statements of account reflecting in reasonable detail the Expenditures during the previous month as well as the matters required by Section 15.1(n), as applicable.

7.5           Transferring Interests in Property and Dealing With Unpatented Mining Claims.

(a)	The transfer of any interest in the Property from USE to TCM shall be effected through a special warranty deed substantially in the form of that provided in Exhibit J.

(b)	TCM and USE shall cooperate and do all things mutually determined to be necessary or advisable to:

(i)	convert any unpatented mining claims contained in the Property to unpatented millsite claims; and

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

(ii)	amend or abandon any unpatented claims that overlap with other unpatented claims as set out in the Title Opinion,

even if this necessitates the formal abandonment of some or all of the existing unpatented mining claims.

7.6           Permit Obligations of TCM During Option Period.  TCM shall, with the cooperation of USE as required, use its best efforts to obtain all appropriate permits prior to the commencement of work or any required reclamation resulting from TCM’s work on the Property.  The permits shall be in the name of USE.  During the Option Period, decisions and actions related to permit compliance shall be the obligation of the Management Committee, which shall direct the actions of the Manager with respect to permit compliance.

7.7           Access to Property During Option Period.  TCM shall at all times during the term of the Option Period have the exclusive right to enter and engage in Operations on the Property in accordance with this Agreement, and USE shall take all steps reasonably necessary to permit TCM to exercise such rights.  To facilitate the proper operation of the Facility, TCM shall keep USE informed of TCM’s activities on the Property and as necessary coordinate such activities with USE and the independent contractor engaged under Section 7.3.

7.8           Maintenance of Property During Option Period.  TCM shall maintain the Property in good standing and free of all liens, other than Permitted Encumbrances, and such costs shall be included in the Expenditures, subject to Section 18.1.

7.9           Management of Existing Underground Mine Conditions During Exploration.  USE has informed TCM that the underground mine workings located on or beneath the Property contain liquid, semi-solid and/or solid material or waste associated with previous mining activities, including, but not limited to, metal bearing sludges and mine water present behind bulkheads and other underground mine containment structures (“underground mine materials”).  The Parties agree that the management by TCM of underground mine materials to prevent the uncontrolled release of such materials into the environment may be required prior to commencement of Exploration activities during the Option Period.  Such management may include, but not be limited to, removal of metal-bearing sludges or other waste materials identified by TCM and the breaching of underground bulkheads or other containment structures and the collection, management and treatment of waste or mine water present in the underground workings in accordance with applicable Laws.  To facilitate the proper management of these materials, TCM shall coordinate the management of underground mine materials existing in the underground workings prior to or in coordination with TCM’s Exploration activities.  As TCM determines necessary, management of the underground waste and mine material shall be specified in a Program and Budget.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

7.10           Indemnification of Manager During Option Period.

(a)
Indemnification of Manager.  During the Option Period, USE and TCM shall in equal proportion mutually hold harmless, release, indemnify and defend TCM (including TCM’s Affiliates and their respective directors, officers, employees, agents and consultants) from and against any and all claims, demands, liabilities or losses (including legal fees) arising from or relating to TCM’s acts as Manager, except to the extent that such claims, demands, liabilities or losses arise from TCM’s gross negligence or willful misconduct.

(b)
Indemnification of TCM by USE for Pre-Existing Conditions.  Until TCM elects to acquire an interest in the Property pursuant to Section 6.2, USE shall be solely responsible for and shall hold harmless, release, indemnify and defend TCM (including TCM’s Affiliates and their respective directors, officers, employees, agents and consultants) from and against any and all claims, demands, liabilities or losses (including legal fees) arising from or relating to conditions on the Property in existence as of the date of this Agreement, including Environmental Liabilities and Environmental Damage, except that USE’s duty to hold harmless, release, indemnify and defend TCM (including TCM’s Affiliates and their respective directors, officers, employees, agents and consultants) from and against such claims, demands, liabilities or losses shall be proportionately reduced to the extent, if any, that such claims, demands, liabilities or losses are caused or aggravated by TCM’s activities on the Property, either as Manager or as a Party to this Agreement.  The indemnification of TCM by USE pursuant to this Section 7.10(b) shall cease and be of no further effect at the time that TCM elects to acquire an interest in the Property pursuant to Section 6.2.  At the time that TCM elects to acquire an interest in the Property pursuant to Section 6.2, the Parties shall share liabilities arising from or relating to conditions on the Property at any time, including Environmental Damage, in equal proportion, provided, however, that should TCM acquire an interest in the Property in excess of 50 percent, the Parties shall share liabilities arising from or relating to conditions on the Property at any time, including Environmental Liabilities and Environmental Damage, in proportion to their respective interests in the Property.

(c)
Indemnification of TCM by USE relating to the Facility.  Until TCM elects to acquire an interest in the Property pursuant to Section 6.2, USE shall be solely responsible for and shall hold harmless, release, indemnify and defend TCM (including TCM’s Affiliates and their respective directors, officers, employees, agents and consultants) from and against any and all claims, demands, liabilities or losses (including legal fees) arising from or relating to the Facility.  The indemnification of TCM by USE pursuant to this Section 7.10(c) shall cease and be of no further effect at the time that TCM elects to acquire an interest in the Property pursuant to Section 6.2.  At the time that TCM elects to acquire an interest in the Property pursuant to Section 6.2, the Parties shall share liabilities arising from or relating to the Facility in equal proportion, provided, however, that should TCM acquire an interest in the Property in excess of 50 percent, the Parties shall share liabilities arising from or relating to the Facility in proportion to their respective interests in the Property.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

7.11           Programs and Budgets.  During the Option Period, except for emergency operations, all Operations shall be conducted, all expenses shall be incurred, and all Assets shall be acquired or sold only pursuant to Programs and Budgets duly adopted by the Management Committee.  Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.  Any emergency shall be addressed in accordance with Section 9.7.

7.12           Presentation of Programs and Budgets.  Proposed Programs and Budgets shall be prepared by the Manager for a period of one year or any other period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration.  All proposed Programs and Budgets may include Exploration, securing any and all necessary and appropriate permits, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Section 7.13.  Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee.  During the period encompassed by any Program and Budget, and at least 3 months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review, consideration and adoption.

7.13           Review and Adoption of Proposed Programs and Budgets.

(a)	Within 20 days after submission of a proposed Program and Budget, the Management Committee must approve, reject or modify the proposed Program and Budget.

(b)	Until a new Program and Budget is adopted, the Program and Budget from the prior year shall govern Operations on the Property.

(c)
If no Budget has been adopted within **** after the expiration of the latest adopted Program and Budget, either USE or TCM may elect to terminate the Agreement by giving 30 days notice of termination to the other Parties and complying with the termination procedures specified in Sections 6.3 and 6.4.

7.14           Budget Overruns; Program Changes.  The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget.  If the Manager exceeds an adopted Budget by more than 20% in the aggregate, then the excess over 20%, unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.7, unless related to the adopted Program and Budget, or unless directly attributable to Exploration or Development activities, must be approved by the Management Committee at its next scheduled meeting, and once approved shall be borne by the Business Account.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

7.15           Assignment During Option Period.  During the Option Period, no Party shall assign any of its rights under this Agreement without the prior written approval of the non-transferring Party, which approval shall not be unreasonably withheld, unless such assignment is made to an Affiliate of the transferring Party; likewise, USE shall not transfer any of its rights to the Assets without the prior written approval of TCM, which approval shall not be unreasonably withheld. Any assignment or transfer in violation of this Section shall be void.  In the event of any assignment or transfer in accordance with this Section, the transferee shall assume all obligations and liabilities of the transferring Party under this Agreement.

7.16           Other Provisions.  The Provision of PART IV shall apply during the Option Period.

PART III
THE JOINT VENTURE PERIOD

ARTICLE VIII
JOINT VENTURE

8.1           Purpose.  The Joint Venture deemed to be formed between USE and TCM under Sections 6.5(a)(i) or 6.5(a)(ii) shall be for the purpose of carrying out all such acts which are necessary or appropriate, directly or indirectly, to hold the Property, explore the Property for minerals, and if feasible develop a mine thereon, and so long as it is feasible, operate such mine and exploit the mineral extracted from the Property, and for those purposes set out in Section 2.3. The name of the Joint Venture shall be the “Lucky Jack Joint Venture.”

8.2           Manager.  TCM shall be the Manager of all Programs on the Property during the Joint Venture.  The Provisions of ARTICLE XV shall apply to the Manager during the Joint Venture.

8.3           Initial Participating Interests and Contributions.

(a)
Upon TCM’s incurring $ 50,000,000 in Expenditures under Section 6.1 and its electing to acquire a 50% interest in the Property under Section 6.2 and the formation of the Joint Venture pursuant to Section 6.5(a), the JV Participants shall have the following initial Participating Interests:

USE                                           - 50%
TCM                                         - 50%

(b)
If TCM elects under Section 6.5(a)(ii) to fund 100% of all Expenditures on or related to the Property, TCM’s Participating Interest shall increase (and USE’s Participating Interest shall correspondingly decrease) according to the provisions of Section 6.5(a)(ii).

(c)
Subject to TCM’s election to fund 100% of all Expenditures in accordance with Sections 6.5(a)(ii), the JV Participants shall contribute funds to adopted Programs and Budgets in proportion to their respective Participating Interests.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

8.4           Changes in Participating Interests.  In addition to any adjustments made to the Participating Interests pursuant to Section 6.5(a)(ii), the Participating Interests shall be eliminated or changed as follows:

(a)	upon withdrawal or deemed withdrawal as provided in Section 8.6, Section 10.5(b)(ii) and ARTICLE XIV;

(b)
upon an election by either JV Participant pursuant to Section 9.4 to contribute less to an adopted Program and Budget than the percentage equal to its Participating Interest, or to contribute nothing to an adopted Program and Budget;

(c)
in the event of default by either JV Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other JV Participant to invoke any of the remedies in Section 9.4;

(d)	upon Transfer by either JV Participant of part or all of its Participating Interest in accordance with ARTICLE XIII; or

(e)	upon acquisition by either JV Participant of part or all of the Participating Interest of the other JV Participant, however arising;

8.5           Deemed Expenditures.

(a)
Subject to Section 8.5(c), upon the formation of a Joint Venture hereunder for the purpose of calculating dilution before the presentation of the first Program and Budget after the formation of the Joint Venture:

(i)
TCM’s deemed expenditures to the Joint Venture shall be its initial Participating Interest under Section 8.3(a) multiplied by its aggregate actual Expenditures incurred prior to the formation of the Joint Venture; and

(ii)
USE’s deemed expenditures to the Joint Venture shall be its initial Participating Interest under Section 8.3(a) multiplied by TCM’s aggregate actual Expenditures incurred prior to the formation of the Joint Venture.

(b)
After the presentation of the first Program and Budget after the formation of the Joint Venture, and subject to Section 8.5(c), the provisions of Section 8.6, 9.4, 9.5 and 10.5 shall control the calculation of interests for dilution.

(c)
If TCM elects to fund 100% of all Expenditures under Section 6.5(a)(ii), then the provisions of Section 8.6, 9.4, 9.5 and 10.5 shall not apply, and USE shall not be subject to dilution, until such time as TCM has earned a 75% interest pursuant to Section 6.5(a)(ii) or, prior to earning such 75% interest, has ceased funding 100% of all Expenditures on or related to the Property as provided in Section 6.5(b).

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

8.6           Conversion of Minority Interest.

(a)
If a JV Participant’s Participating Interest becomes less than **** such Participating Interest shall convert to a **** Net Profits Interest as provided in Exhibit I and that JV Participant (the “Reduced Participant”) shall be deemed to have withdrawn from the Business. Such relinquished Participating Interest shall be deemed to have accrued automatically to the other JV Participant.  The Capital Account of the Reduced Participant shall be transferred to the remaining JV Participant.  The Reduced Participant shall thereafter have no further right, title or interest in or to the Assets or under this Agreement, with the exception of the **** Net Profits Interest detailed above, and any tax partnership that may have been created shall dissolve.  In such event, the Reduced Participant shall execute and deliver an appropriate conveyance of all of its right, title and interest in and to the Assets to the remaining JV Participant.

(b)
The relinquishment, withdrawal and entitlements for which this Section 8.6 provides shall be effective as of the effective date of the recalculation under Sections 9.4 or 10.5.  However, if the final adjustment provided under Section 9.5 for any recalculation under Section 9.4 results in a Participating Interest of 5% or more:  (i) the Participating Interest shall be deemed, effective retroactively as of the first day of the Program Period, to have automatically revested; (ii) the Reduced Participant shall be reinstated as a JV Participant, with all of the rights and obligations pertaining thereto; (iii) the right to a Net Profits Interest under Section 8.6(a) shall terminate; and (iv) the Manager, on behalf of the JV Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Section 9.5(d).  Similarly, if such final adjustment under Section 9.5 results in a Participating Interest for either JV Participant of less than **** for a Program Period as to which the provisional calculation under Section 9.4 had not resulted in a Participating Interest of less than ****, then such Participant, at its election within 30 days after notice of the final adjustment, may contribute an amount resulting in a revised final adjustment and resultant Participating Interest of ****.  If no such election is made, such JV Participant shall be deemed to have withdrawn under the terms of Section 8.6(a) as of the beginning of such Program Period, and the Manager, on behalf of the JV Participants, shall make any necessary reimbursements, reallocations of Products, contributions and other adjustments as provided in Section 9.5(d), including of any Net Profits Interest to which such JV Participant may be entitled for such Program Period.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

8.7           Continuing Liabilities Upon Adjustments of Participating Interests.  Any reduction or elimination of either JV Participant’s Participating Interest under Sections 8.3(b), 8.3(c) or 8.4 shall not relieve such JV Participant of its share of any liability, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether arising out of acts or omissions occurring or conditions existing prior to the Agreement Date or out of Operations conducted during the term of this Agreement but prior to such reduction or elimination, regardless of when any funds may be expended to satisfy such liability.  For purposes of this Section 8.7, such JV Participant’s share of such liability shall be equal to its Participating Interest at the time the act or omission giving rise to the liability occurred, after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 8.6, 9.4, 9.5 and 10.5 (or, as to such liability arising out of acts or omissions occurring or conditions existing prior to the Agreement Date, equal to such JV Participant’s initial Participating Interest).  Should the cumulative cost of satisfying Continuing Obligations be in excess of cumulative amounts accrued or otherwise charged to the Environmental Compliance Fund, each of the JV Participants shall be liable for its proportionate share (i.e., Participating Interest at the time of the act or omission giving rise to such liability occurred), after first taking into account any reduction, readjustment and restoration of Participating Interests under Sections 8.6, 9.4, 9.5 and 10.5, of the cost of satisfying such Continuing Obligations, notwithstanding that either JV Participant has previously withdrawn from the Business or that its Participating Interest has been reduced or converted to an interest in Net Profits Interest pursuant to Section 8.6(a).

8.8           Documentation of Adjustments to Participating Interests.  Adjustments to the Participating Interests need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each JV Participant’s Participating Interest and related Equity Account balance shall be shown in the accounting records of the Manager, and any adjustments thereto, including any reduction, readjustment, and restoration of Participating Interests under Sections 8.6, 9.4, 9.5 and 10.5, shall be made monthly.  However, either JV Participant, at any time upon the request of the other JV Participant, shall execute and acknowledge instruments necessary to evidence such adjustments in form sufficient for filing and recording in the jurisdiction where the Property is located.

8.9           Grant of Lien and Security Interest.

(a)
Subject to Section 8.10, each JV Participant may grant to the other JV Participant a lien upon and a security interest in its Participating Interest, including all of its right, title and interest in the Assets, whenever acquired or arising, and the proceeds from and accessions to the foregoing.

(b)
The liens and security interests granted by Section 8.9(a) shall secure every obligation or liability of the JV Participant granting such lien or security interest created under this Agreement, including the obligation to repay a Cover Payment in accordance with Section 10.4.  Each JV Participant hereby agrees to take all action necessary to perfect such lien and security interest and hereby appoints the other JV Participant its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

8.10           Subordination of Interests.  Each JV Participant may, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interest, any liens it may hold which are created under this Agreement other than those created pursuant to Sections 8.9(a) and 8.9(b), and any other right or interest it holds with respect to the Assets (other than any statutory lien of the Manager) to any secured borrowings for Operations approved by the Management Committee.

8.11           Indemnification of Manager.  Following the formation of the Joint Venture, USE and TCM shall in proportion to their Participating Interests mutually hold harmless, release, indemnify and defend the Manager (including the Manager’s Affiliates and their respective directors, officers, employees, agents and consultants) from and against any and all claims, demands, liabilities or losses (including legal fees) arising from or relating to the Manager’s acts as Manager, except to the extent that such claims, demands, liabilities or losses arise from the Manager’s gross negligence or willful misconduct.

8.12           Holding of Property.

(a)
From the date of the formation of the Joint Venture, during the term of the Joint Venture, the Property must be transferred to and held in the names of the JV Participants in proportion to their respective Participating Interests from time to time.

(b)
Each JV Participant must promptly at its own cost do all things (including executing and if necessary delivering all documents) necessary or desirable to give full effect to Section 8.12(a) or the formation of the Joint Venture.

8.13           Holding of Joint Venture Property.  Subject to Section 8.12, all Assets, whether acquired before or after the Agreement Date, must wherever practicable be held by the Manager or a JV Participant who must hold it in trust for the JV Participants as tenants in common in proportion to their respective Participating Interests for the time being and from time to time. All Assets held by the Manager or a JV Participant must be held, used, dealt with or applied solely for the purposes of the Joint Venture or as otherwise permitted under the Agreement.

8.14           Management Committee.  Upon the formation of the Joint Venture, the JV Participants shall establish a Management Committee consisting of four regular members to direct and control the operations of the Joint Venture, which may be the same Management Committee provided for by Section 7.2.  Each JV Participant shall be entitled to appoint two regular members to the Management Committee.  Each JV Participant, acting through its appointed member(s) in attendance at a meeting, shall have the votes on the Management Committee in proportion to its Participating Interest; provided, however, in the event of a tie vote, the Management Committee members representing TCM shall have the deciding vote with regard to all matters except for the adoption of proposed Programs and Budgets under Section 9.3(b).  In the event of a tie vote on the adoption of a proposed Program and Budget under Section 9.3(b), the provisions of Section 9.3(b) shall control.  Each JV Participant may appoint alternate members to act in the absence of regular members.  Any alternates so acting shall be deemed members.  The alternates may attend meetings of the Management Committee even if the regular members attend; provided however, they shall not have the right to vote except in the place of absent regular members.  Appointments by a JV Participant shall be made or changed by notice

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

to the other members.  Decision making of the Management Committee shall be by majority vote.  USE and TCM shall each bear their own costs to have their representative attend meetings of the Management Committee, and such costs shall not be an Expenditure.

8.15           Water Treatment Facility.  During the Joint Venture Period, an independent contractor engaged by the Management Committee shall operate the Facility, and such independent contractor shall carry adequate insurance for operations and for any liabilities related to such operations. TCM and the USE (as Joint Venture partners) shall each be liable for the operating costs of the Facility in proportion to their respective Participating Interests.

ARTICLE IX
PROGRAMS AND BUDGETS

9.1           Operations Pursuant to Programs and Budgets.  Except as otherwise provided in Section 9.7, and ARTICLE XVII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to Management Committee adopted Programs and Budgets.  Every Program and Budget adopted pursuant to this Agreement shall provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

9.2           Presentation of Programs and Budgets.  Proposed Programs and Budgets shall be prepared by the Manager for a period of 1 year or any other period as approved by the Management Committee, and shall be submitted to the Management Committee for review and consideration.  All proposed Programs and Budgets may include Permitting, Exploration, feasibility study, Development, Mining and Expansion or Modification Operations components, or any combination thereof, and shall be reviewed and adopted upon a vote of the Management Committee in accordance with Section 9.3.  Each Program and Budget adopted by the Management Committee, regardless of length, shall be reviewed at least once a year at a meeting of the Management Committee.  During the period encompassed by any Program and Budget, and at least 3 months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Management Committee for review and consideration.

9.3           Review and Adoption of Proposed Programs and Budgets.

(a)
When TCM bears all operating and financing costs of the Joint Venture pursuant to Section 6.5(a)(ii) or when TCM holds a Participating Interest greater than 50%, within 30 days after submission of a proposed Program and Budget, each JV Participant shall submit in writing to the Management Committee:

(i)	notice that the JV Participant approves any or all of the components of the proposed Program and Budget;

(ii)	modifications proposed by the JV Participant to the components of the proposed Program and Budget; or

(iii)	notice that the JV Participant rejects any or all of the components of the proposed Program and Budget.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the JV Participant for adoption of the Manager’s proposed Program and Budget.  If a JV Participant makes a timely submission to the Management Committee pursuant to Sections 9.3(a)(ii) or (iii), then the Manager working with the other JV Participant shall seek for a period of time not to exceed 20 days to develop a complete Program and Budget acceptable to both JV Participants.  The Manager shall then call a Management Committee meeting for purposes of reviewing and voting upon the proposed Program and Budget.

(b)
When TCM and USE each hold a Participating Interest of 50% and TCM is not bearing all operating and financing costs of the Joint Venture pursuant to Section 6.5(a)(ii) (in other words, the Parties are each funding Programs and Budgets in proportion to their respective Participating Interests), within 30 days after submission of a proposed Program and Budget, each JV Participant shall submit in writing to the Management Committee:

(i)	notice that the JV Participant approves any or all of the components of the proposed Program and Budget;

(ii)	modifications proposed by the JV Participant to the components of the proposed Program and Budget; or

(iii)	notice that the JV Participant rejects any or all of the components of the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be a vote by the JV Participant for adoption of the Manager’s proposed Program and Budget.  If a JV Participant makes a timely submission to the Management Committee pursuant to Sections 9.3(b)(ii) or (iii), then the Manager working with the other JV Participant shall seek for a period of time not to exceed 20 days to develop a complete Program and Budget acceptable to both JV Participants.  In the event no Program and Budget acceptable to both JV Participants can be completed within the 20 day period, the Program and Budget from the preceding year shall remain in place except that the

Budget shall be increased by 5%.  The JV Participants shall continue negotiations to agree upon a Program and Budget.

9.4           Election to Participate.  Except where TCM bears all operating and financing costs of the Joint Venture pursuant to Section 6.5(a)(ii), the following provisions shall apply with respect to adopted Programs and Budgets.

(a)
By notice to the Management Committee within 20 days after the final vote adopting a Program and Budget, and notwithstanding its vote concerning adoption of a Program and Budget, a JV Participant may elect to participate in the approved Program and Budget:

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

(i)
in proportion to its respective Participating Interest.  If USE elects to participate in proportion to its respective Participating Interest, USE may request that TCM bear the initial cost and receive reimbursement of such amount, plus interest at a rate to be agreed upon by the Parties, out of production.  The election to bear such initial costs is within the sole discretion of TCM, which shall accept or deny the request within 10 Business Days of the request by USE, and is subject to the Parties’ agreement on the interest rate to be applied to such amounts borne by TCM hereunder;

(ii)	in some lesser amount than its respective Participating Interest, or

(iii)	not at all.

(b)
In case of an election under Sections 9.4(a)(ii) or 9.4(a)(iii), its Participating Interest shall be recalculated as provided in Section 9.4(c) below, with dilution effective as of the first day of the Program Period for the adopted Program and Budget.  If a JV Participant fails to so notify the Management Committee of the extent to which it elects to participate, the JV Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the Program Period.

(c)
If a JV Participant elects to contribute to an adopted Program and Budget some lesser amount than in proportion to its respective Participating Interest, or not at all, and the other JV Participant elects to fund all or any portion of the deficiency, the Participating Interest of the Reduced Participant shall be provisionally recalculated as follows:

(i)
for an election made before Payout, by dividing: (A) the sum of (1) the total of all of the Reduced Participant’s contributions under Section 8.3(b), and (2) the amount, if any, the Reduced Participant elects to contribute to the adopted Program and Budget by (B) the sum of (1) and (2) above for both Participants, and then multiplying the result by one hundred; or

(ii)
for an election made after Payout, by reducing its Participating Interest in an amount equal to two times the amount by which it would have been reduced under Section 9.4(a)(i) if such election were made before Payout.

The Participating Interest of the other JV Participant shall be increased by the amount of the reduction in the Participating Interest of the reduced JV Participant, and if the other JV Participant elects not to fund the entire deficiency, the Manager shall adjust the Program and Budget to reflect the funds available.

(d)
Whenever the Participating Interests are recalculated pursuant to this Section 9.4, (i) the Equity Accounts of both JV Participants shall be revised to bear the same ratio to each other as their recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced Participating Interest of the reduced JV Participant shall be transferred to the other JV Participant.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

9.5           Recalculation or Restoration of Reduced Interest Based on Actual Expenditures.  This Section 9.5 only applies where TCM does not bear all operating and financing costs of the Joint Venture pursuant to Section 6.5(a)(ii).

(a)
If a Participant makes an election under Sections 9.4(a)(ii) or 9.4(a)(iii), then within 30 days after the conclusion of such Program and Budget, the Manager shall report the total amount of money expended plus the total obligations incurred by the Manager for such Budget.

(b)
If the Manager expended funds or incurred obligations that were more or less than the adopted Budget, the Participating Interests shall be recalculated pursuant to Section 9.4(b) by substituting each JV Participant’s actual contribution to the adopted Budget for that JV Participant’s estimated contribution at the time of the reduced JV Participant’s election under Section 9.4(a).

(c)
If the Manager expended funds or incurred obligations of less than 80% of the adopted Budget, within 30 days of receiving the Manager’s report on Expenditures, the reduced JV Participant may notify the other JV Participant of its election to reimburse the other JV Participant for the difference between any amount contributed by the reduced JV Participant to such adopted Program and Budget and the reduced JV Participant’s proportionate share (at the reduced JV Participant’s former Participating Interest) of the actual amount expended or incurred for the Program, plus interest at two percentage points above the Prime Rate.  The reduced JV Participant shall deliver the appropriate amount (including interest) to the other JV Participant with such notice.  Failure of the reduced JV Participant to so notify and tender such amount shall result in dilution occurring in accordance with this ARTICLE XI and shall bar the reduced JV Participant from its rights under this Section 9.5(c) concerning the relevant adopted Program and Budget.

(d)
All recalculations under this Section 9.5 shall be effective as of the first day of the Program Period for the Program and Budget.  The Manager, on behalf of both JV Participants, shall make such reimbursements, reallocations of Products, contributions and other adjustments as are necessary so that, to the extent possible, each JV Participant shall be placed in the position it would have been in had their Participating Interests as recalculated under this Section been in effect throughout the Program Period for such Program and Budget.  If the JV Participants are required to make contributions, reimbursements or other adjustments pursuant to this Section, the Manager shall have the right to purchase or sell a JV Participant’s share of Products in the same manner as under Section 11.1and to apply the proceeds of such purchase or sale to satisfy that JV Participant’s obligation to make such contributions, reimbursements or adjustments.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

(e)
Whenever the Participating Interests are recalculated pursuant to this Section 9.5, (i) the JV Participants’ Equity Accounts shall be revised to bear the same ratio to each other as their recalculated Participating Interests; and (ii) the portion of Capital Account attributable to the reduced Participating Interest of the reduced JV Participant shall be transferred to the other JV Participant.

9.6           Budget Overruns; Program Changes.  For Programs and Budgets adopted by the Management Committee, the Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget.  If the Manager exceeds an adopted Budget by more than 20% in the aggregate, then the excess over 20%, unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.7, unless related to the adopted Program and Budget, or unless directly attributable to Exploration or Development activities, must be ratified and approved by the Management Committee at its next scheduled meeting, and once approved shall be borne by the JV Participants (subject to Section 6.5(a)(ii) in proportion to their respective Participating Interests.

The Manager may amend or alter the approved Program and Budget by presenting a special item budget for review by the Management Committee.  The Committee shall accept or reject the amendment within 10 Business Days of its presentation. If the Committee fails to approve or reject the proposal within 10 Business Days of the presentation, the special item budget shall be deemed approved.  The JV Participants may approve, reject, or propose modifications for the proposed amendment in accordance with Section 9.3.

9.7           Emergency or Unexpected Expenditures.  In case of emergency, the Manager may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Laws.  The Manager may make reasonable expenditures on behalf of the JV Participants for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care.  The Manager shall promptly notify the JV Participants of the emergency or unexpected expenditure, and (subject to Section 6.5(a)(ii)) the Manager shall be reimbursed for all resulting costs by the JV Participants in proportion to their respective Participating Interests.

ARTICLE X
ACCOUNTS AND SETTLEMENTS

10.1           Monthly Statements and Applications of this ARTICLE.  During the Joint Venture Period, the Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.  Except for Sections 10.1 and 10.6 which shall apply in all cases, the provisions of this ARTICLE X shall not apply if and when TCM is funding all operating and financing costs of the Joint Venture pursuant to Section 6.5(a)(ii).

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

10.2           Cash Calls.  On the basis of each adopted Program and Budget, the Manager shall submit prior to the last day of each month a billing for estimated cash requirements for the next month.  Within 10 days after receipt of each billing, or a billing made pursuant to Section 9.7 or 16.3, each JV Participant shall advance its proportionate share of such cash requirements.  The Manager shall record all funds received in the Business Account.  The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to 60 days.  All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the Business in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds.

10.3           Failure to Meet Cash Calls.  A JV Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to five percentage points over the Prime Rate, but in no event shall the rate of interest exceed the maximum permitted by Law.  Such interest shall accrue to the benefit of and be payable to the non-defaulting JV Participant, but shall not be deemed as amounts contributed by the non-defaulting JV Participant in the event dilution occurs in accordance with ARTICLE IX.  In addition to any other rights and remedies available to it by Law, the non-defaulting Participant shall have those other rights, remedies and elections specified in Sections 10.4 and 10.5.

10.4           Cover Payment.  If a JV Participant defaults in making a contribution or cash call required by an adopted Program and Budget, the non-defaulting JV Participant may, but shall not be obligated to, advance some portion or all of the amount in default on behalf of the defaulting JV Participant (a “Cover Payment”).  Each and every Cover Payment shall constitute a demand loan bearing interest from the date of the advance at the rate provided in Section 10.3.  If more than one Cover Payment is made, the Cover Payments shall be aggregated and the rights and remedies described herein pertaining to an individual Cover Payment shall apply to the aggregated Cover Payments.  The failure to repay such loan upon demand shall be a default; provided, however, if TCM has made a Cover Payment on behalf of USE, TCM may, at its option, treat the Cover Payment as a loan to USE, with interest at a rate agreed upon by the Parties, to be paid out of production from the Business.

10.5           Remedies.  The JV Participants acknowledge that if either JV Participant defaults in making a contribution required by ARTICLE IX or a cash call, or in repaying a loan, as required under Sections 10.2, 10.3 or 10.4, whether or not a Cover Payment is made, it shall be difficult to measure the damages resulting from such default (it being hereby understood and agreed that the Participants have attempted to determine such damages in advance and determined that the calculation of such damages cannot be ascertained with reasonable certainty).  Both JV Participants acknowledge and recognize that the damage to the non-defaulting JV Participant could be significant.  In the event of such default, as reasonable liquidated damages, the non-defaulting JV Participant may, with respect to any such default not cured within 30 days after notice to the defaulting JV Participant of such default, elect any of the following remedies by giving notice to the defaulting JV Participant. Such election may be made with respect to each failure to meet a cash call relating to a Program and Budget, regardless of the frequency of such cash calls, provided such cash calls are made in accordance with Section 10.2.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

(a)
The defaulting JV Participant grants to the non-defaulting JV Participant a power of sale as to all or any portion of its interest in any Assets or in its Participating Interest that is subject to the lien and security interest granted in Section 8.9 (whether or not such lien and security interest has been perfected), upon a default under Sections 10.3 or 10.4.  Such power shall be exercised in the manner provided by applicable Law or otherwise in a commercially reasonable manner and upon reasonable notice.  If the non-defaulting JV Participant elects to enforce the lien or security interest pursuant to the terms of this Section, the defaulting JV Participant shall be deemed to have waived any available right of redemption, any required valuation or appraisal of the secured property prior to sale, any available right to stay execution or to require a marshalling of assets, and any required bond in the event a receiver is appointed, and the defaulting JV Participant shall be liable for any deficiency.

(b)	The non-defaulting JV Participant may elect to have the defaulting JV Participant’s Participating Interest diluted or eliminated as follows:

(i)
For a default occurring before Payout relating to a Program and Budget covering in whole or in part Permitting or Exploration Operations, the reduced JV Participant’s Participating Interest shall be recalculated by dividing: (A): (1) the total of all of the reduced JV Participant’s contributions under Section 8.3(b) and (2) the amount, if any, the reduced JV Participant contributed to the adopted Program and Budget with respect to which the default occurred by (B) the sum of (1) and (2) above for both JV Participants, and then multiplying the result by one hundred.  For such a default occurring after Payout, the reduced JV Participant’s Participating Interest shall be reduced in an amount equal to two times the amount by which it would have been reduced if such default had occurred before Payout.  For such a default, whether occurring before or after Payout, the Participating Interest shall then be further reduced for a default relating exclusively to an Exploration Program and Budget by multiplying the recalculated Participating Interest by the following percentage: 150%.

The Participating Interest of the other JV Participant shall be increased by the amount of the reduction in the Participating Interest of the reduced JV Participant, including the further reduction under Section 10.5(b)(i).

(ii)
For a default relating to a Program and Budget covering in whole or in part Development or Mining, at the non-defaulting JV Participant’s election, the defaulting JV Participant shall be deemed to have withdrawn and to have automatically relinquished its interest in the Assets to the non-defaulting JV Participant; provided, however, the defaulting Participant shall have the right to receive only from **** of Net Profits, if any, and not from any other source, an amount up to **** of the defaulting JV Participant’s Equity Account balance at the time of such default.  Upon receipt of such amount the defaulting JV Participant shall thereafter have no further right, title or interest in the Assets, but shall remain liable to the extent provided in Section 8.7.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

(iii)
Dilution under this Section 10.5(b) shall be effective as of the date of the original default, and Section 9.5 shall not apply.  The amount of any Cover Payment under Section 10.4 and interest thereon, or any interest accrued in accordance with Section 10.3, shall be deemed to be amounts contributed by the non-defaulting JV Participant, and not as amounts contributed by the defaulting JV Participant.

(iv)
Whenever the Participating Interests are recalculated pursuant to this Section 10.5(b), (A) the Equity Accounts of both JV Participants shall be adjusted to bear the same ratio to each other as their recalculated Participating Interests; and (B) the portion of Capital Account attributable to the reduced Participating Interest of the reduced JV Participant shall be transferred to the other JV Participant.

(c)
If a JV Participant has defaulted in meeting a cash call or repaying a loan, and if the non-defaulting JV Participant has made a Cover Payment, then, in addition to a reduction in the defaulting JV Participant’s Participating Interest effected pursuant to Section 10.5(b), the non-defaulting JV Participant shall have the right, if the indebtedness arising from a default or Cover Payment is not discharged within 10 days of the default and upon not less than 30 days advance notice to the defaulting JV Participant, to elect to purchase all the right, title, and interest, whenever acquired or arising, of the defaulting JV Participant in and to the Assets, including but not limited to its Participating Interest or a Net Profits Interest, together with all proceeds from and accessions of the foregoing (collectively the “Defaulting JV Participant’s Entire Interest”) at a purchase price equal to **** of the fair market value thereof as determined by a qualified independent appraiser appointed by the non-defaulting JV Participant.  If the defaulting JV Participant conveys notice of objection to the person so appointed within 10 days after receiving notice thereof, then an independent and qualified appraiser shall be appointed by the joint action of the appraiser appointed by the non-defaulting JV Participant and a qualified independent appraiser appointed by the defaulting JV Participant; provided, however, that if the defaulting JV Participant fails to designate a qualified independent appraiser for such purpose within 10 days after giving notice of such objection, then the person originally designated by the non-defaulting JV Participant shall serve as the appraiser; provided further, that if the appraisers appointed by each of the JV Participants fail to appoint a third qualified independent appraiser within 5 days after the appointment of the last of them, then an appraiser shall be appointed by a judge of a court of competent jurisdiction in the state in which the Assets are situated upon the application of either JV Participant.  There shall be withheld from the purchase price payable, upon transfer of the Defaulting Participant’s Entire Interest, the amount of any Cover Payment under Section 10.4 and unpaid interest thereon to the date of such transfer, or any unpaid interest accrued in accordance with Section 14.3 to the date of such transfer.  Upon payment of such purchase price, the defaulting JV Participant shall be deemed to have relinquished all of the Defaulting JV Participant’s Entire Interest to the non-defaulting Participant, but shall remain liable to the extent provided in Section 8.7.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

10.6           Audits.

(a)
During the Joint Venture Period, within 60 days after the end of each calendar year an audit shall be completed by certified public accountants selected by, and independent of, the Manager.  The audit shall be conducted in accordance with GAAP and shall cover all books and records maintained by the Manager pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year, including production and inventory records, Expenditures and all costs for which the Manager sought reimbursement under this Agreement, together with all other matters customarily included in such audits.  All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than 3 months after receipt of the audit report, unless either JV Participant elects to conduct an independent audit pursuant to Section 10.6(b) which is ongoing at the end of such 3 month period, in which case such exceptions and claims may be made within the period provided in Section 10.6(b).  Failure to make any such exception or claim within such period shall mean the audit is deemed to be correct and binding upon the Participants.  The cost of all audits under this subsection shall be charged to the Business Account.

In conjunction with the audit, the JV Participants shall procure a review of internal controls in compliance with Sarbanes-Oxley Act of 2002 and the standards and rules of the Public Company Accounting Oversight Board.  The contractor conducting this review shall not be an employee, officer or director of either of the JV Participants and shall be chosen by mutual agreement.

(b)
Notwithstanding the annual audit conducted by certified public accountants selected by the Manager, each JV Participant shall have the right to have an independent audit of all Business books, records and accounts, including all charges to the Business Account.  This audit shall review all issues raised by the requesting JV Participant, with all costs borne by the requesting JV Participant.  The requesting JV Participant shall give the other JV Participant 30 days’ prior written notice of such audit.  Any audit conducted on behalf of either JV Participant shall be made during the Manager’s normal business hours and shall not interfere with Operations.  Neither JV Participant shall have the right to audit records and accounts of the Business relating to transactions or Operations more than 24 months after the calendar year during which such transactions, or transactions related to such Operations, were charged to the Business Account.  All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than 3 months after completion and delivery of such audit, or they shall be deemed waived.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

ARTICLE XI
DISPOSITION OF PRODUCTION

11.1           Purchase and Sale of Products.  The Parties shall enter into an agreement under which USE shall sell and TCM shall purchase all Products attributable to USE’s Interest (the “Moly Sale Agreement”).  The Moly Sale Agreement shall include the following terms and conditions:

(a)	Price. The price of all Products sold pursuant to this Section 11.1 (the “Price) shall be calculated as follows: ****. The Price shall be calculated and expressed in accuracy to three decimal places.

(b)
Sulfide Discount Cap and Floor.  From the Agreement Date until January 1, 2014, the Sulfide Discount shall be no greater than **** (the “Discount Cap”) and no less than **** (the “Discount Floor”).  On January 1, 2014, and every five years thereafter, the Discount Cap and the Discount Floor shall be adjusted so that they increase or decrease to reflect changes in the Gross Domestic Product (“GDP”) published by the United States Department of Commerce, Bureau of Economic Analysis, using a GDP implicit price deflator (“GDP Deflator”) measured against the first year of the new five year period, and the first year of the last five year period.

(c)
Changes in Indices.  If the MW Price or the GDP Deflator has been permanently discontinued or materially modified, the Parties shall agree to a substitute index (being an index or price series or combination of indices or price series as close as possible in effect to the discontinued index or indices, with only such adjustments thereto as may be necessary to reflect more closely the movements of the index which has been discontinued).  If they Parties cannot agree to a substitute index, then the dispute shall be resolved by arbitration pursuant to Section 19.4 of this Agreement.  During the pendency of the dispute, the Price shall be set by the arbitrator, and subject to adjustment and reimbursement or setoff upon resolution of the dispute.

(d)
Point of Sale.  The purchased Product shall be molybdenum concentrate, with payable metal equal to **** of contained molybdenum in the concentrate.  The point of sale shall be FCA mine site as loaded on a truck for shipment as arranged by TCM.  TCM shall covenant to use its commercially reasonable efforts to deliver Product pursuant to this Section 11.1, and, except for commercially reasonable purposes, shall not deliver from other properties owned or controlled by TCM in preference to this mine site.

(e)
Payment Terms.  Payments made during a calendar month for delivery of Product FCA mine site (“Delivery”) during that month shall be paid at the Price calculated for the preceding month (the “Provisional Price”).  TCM shall pay USE the Provisional Price within 20 days of Delivery.  ****.  Final payment between TCM and USE shall be made promptly upon determination of the Final Price.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

(f)
Audit Rights.  USE shall have the right, at its expense, to engage an independent third party to audit the procedures and inspect the equipment by which TCM weighs and assays Product for Delivery upon giving reasonable notice to TCM, provided that (a) such independent third party auditor is reputable, (b) in any such audit, USE shall not be obligated to disclose to TCM any confidential information relating to any such transaction, and (c) in any such audit, TCM shall not be obligated to disclose to the independent auditor any confidential information unless and until such auditor first agrees with TCM to be bound by a confidentiality agreement on terms and conditions reasonably satisfactory to TCM.  USE shall give TCM at least one month’s notice of its intent to audit and appoint independent auditors.  If such independent auditor finds a material error or material incorrectness in the procedures or equipment by which TCM weighs and assays Product for Delivery, TCM shall reimburse USE for the cost of that audit.

(g)
Assays.  The Parties shall resolve all disputes concerning assays of Products through negotiations to the greatest extent possible, and shall make adjustments to future invoices to reflect such adjustments.  Disputes concerning assays that cannot be resolved through negotiation shall be subject to dispute resolution pursuant to Section 19.4.

ARTICLE XII
SUPPLEMENTAL BUSINESS AGREEMENT

12.1           Supplemental Business Agreement. At any time during the Joint Venture Period, the Management Committee may determine by unanimous vote of both JV Participants that it is appropriate to segregate the Area of Interest into areas subject to separate Programs and Budgets for purposes of conducting further Permitting, Exploration, Development or Mining.  At such time, the Management Committee shall designate which portion of the Property shall constitute an area of interest under a separate business arrangement (“Supplemental Business”), and the JV Participants shall enter into a new agreement (“Supplemental Business Agreement”) for the purpose of further exploring, analyzing, developing, and mining such portion of the Property.  The Supplemental Business Agreement shall be in substantially the same form as that portion of this Agreement governing the Joint Venture, with rights and interests of the JV Participants in the Supplemental Business identical to the rights and interests of the JV Participants in this Business at the time of the designation, unless otherwise agreed by the JV Participants, and with the JV Participants agreeing to new Capital and Equity Accounts and other terms necessary for the Supplemental Business Agreement to comply with the nature and purpose of the designation.  Following execution of the Supplemental Business Agreement, this Agreement shall terminate insofar as it affects the Property covered by the Supplemental Business Agreement.

ARTICLE XIII
TRANSFER OF INTEREST; PREEMPTIVE RIGHT

13.1           General.  During the Joint Venture Period a JV Participant shall have the right to Transfer to a third party an interest in its Participating Interest, including an interest in this Agreement or the Assets, solely as provided in this Article.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

13.2           Limitations on Free Transferability.  During the Joint Venture Period, any Transfer by either JV Participant under Section 13.1 shall be subject to the following limitations:

(a)
neither JV Participant shall Transfer any interest in this Agreement or the Assets (including, but not limited to, any royalty, profits or other interest in the Products) except in conjunction with the Transfer of part or all of its Participating Interest;

(b)
no JV Participant shall Transfer any interest in this Agreement or the Property until the selling JV Participant offers to the other JV Participant the opportunity to purchase the portion of the selling JV Participant’s Participating Interest it intends to sell (“Right of First Refusal”) at a price chosen by the selling JV Participant.  If the other JV Participant fails to purchase the Participating Interest within 20 days, the selling JV Participant may proceed with the sale of the Participating Interest pursuant to this Section. The sale may not be for a price less than that offered to the non-selling JV Participant.  No transferee of all or any part of a JV Participant’s Participating Interest shall have the rights of a JV Participant unless and until the transferring JV Participant has provided to the other JV Participant notice of the Transfer and the transferee, as of the effective date of the Transfer, has committed in writing to assume and be bound by this Agreement to the same extent as the transferring JV Participant;

(c)
neither JV Participant shall make a Transfer that shall violate any Law, or without the consent of the other JV Participant, or result in the cancellation of any permits, licenses or other similar authorization;

(d)
no Transfer permitted by this Article XIII shall relieve the transferring JV Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer or exists on the Agreement Date;

(e)
neither JV Participant, without the consent of the other JV Participant, shall make a Transfer that shall cause termination of the tax partnership established in Exhibit C.  If such termination is caused, the transferring JV Participant shall indemnify the other JV Participant for, from and against any and all loss, cost, expense, damage, liability or claim therefore arising from the Transfer, including without limitation any **** received by the Indemnified JV Participant;

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

(f)
if the Transfer is the grant of an Encumbrance in a Participating Interest to secure a loan or other indebtedness of either JV Participant in a bona fide transaction, other than a transaction approved unanimously by the Management Committee or Project Financing approved by the Management Committee, such Encumbrance shall be granted only in connection with such JV Participant’s financing payment or performance of that JV Participant’s obligations under this Agreement and shall be subject to the terms of this Agreement and the rights and interests of the other JV Participant hereunder (including without limitation under Section 8.10).  Any such Encumbrance shall be further subject to the condition that the Chargee of such Encumbrance first enters into a written agreement with the other JV Participant in form satisfactory to the other JV Participant, acting reasonably, binding upon the Chargee, to the effect that:

(i)
the Chargee shall not enter into possession or institute any proceedings for foreclosure or partition of the encumbering JV Participant’s Participating Interest and that such Encumbrance shall be subject to the provisions of this Agreement;

(ii)
the Chargee’s remedies under the Encumbrance shall be limited to the sale of the whole (but only of the whole) of the encumbering JV Participant’s Participating Interest to the other JV Participant, or, failing such a sale, at a public auction to be held at least 30 days after prior notice to the other JV Participant, such sale to be subject to the purchaser entering into a written agreement with the other JV Participant whereby such purchaser assumes all obligations of the encumbering JV Participant under the terms of this Agreement.  The price of any pre-emptive sale to the other JV Participant shall be the remaining principal amount of the loan plus accrued interest and related expenses, and such pre-emptive sale shall occur within 60 days of the Chargee’s notice to the other JV Participant of its intent to sell the encumbering JV Participant’s Participating Interest.  Failure of a sale to the other JV Participant to close by the end of such period, unless failure is caused by the encumbering JV Participant or by the Chargee, shall permit the Chargee to sell the encumbering JV Participant’s Participating Interest at a public sale; and

(iii)
the charge shall be subordinate to any then-existing debt, including Project Financing previously approved by the Management Committee, encumbering the transferring JV Participant’s Participating Interest;

If a sale or other commitment or disposition of Products or proceeds from the sale of Products by either JV Participant upon distribution to it pursuant to ARTICLE XV creates in a third party a security interest by Encumbrance in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement, including without limitation, Section 8.10.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

PART IV
PROVISIONS APPLICABLE TO BOTH
OPTION period AND JOINT VENTURE PERIOD

ARTICLE XIV
MANAGEMENT COMMITTEE

14.1           Meetings of Management Committee.

(a)
The Management Committee shall hold regular meetings at least quarterly at a location to be mutually agreed upon.  The Manager shall give 20 days notice to TCM and USE (both referred to in this ARTICLE XIV as an “MC Participant”) of such meetings.  Additionally, either MC Participant may call a special meeting upon 7 days’ notice to the other MC Participant.  In case of an emergency, reasonable notice of a special meeting shall suffice.  There shall be a quorum if at least one regular member or alternate member representing each MC Participant is present; provided, however, that if a MC Participant fails to attend two consecutive properly called meetings, then a quorum shall exist at the second meeting if the other MC Participant is represented by at least one appointed member, and a vote of such MC Participant shall be considered the vote required for the purposes of the conduct of all business properly noticed even if such vote would otherwise require unanimity.

(b)	If business cannot be conducted at a regular or special meeting due to the lack of a quorum, either MC Participant may call the next meeting upon 10 days’ notice to the other MC Participant.

(c)
Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting or by the MC Participant calling the meeting in the case of a special meeting, but any matters may be considered if either MC Participant adds the matter to the agenda at least 5 days before the meeting or with the consent of the other MC Participant.  The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the other MC Participant within 10 days after the meeting.  Either MC Participant may electronically record the proceedings of a meeting with the consent of the other MC Participant.  The MC Participants shall sign and return or object to the minutes prepared by the Manager within 30 days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared by the Manager.  The minutes, when signed or deemed accepted by both MC Participants, shall be the official record of the decisions made by the Management Committee.  Decisions made at a Management Committee meeting shall be implemented in accordance with adopted Programs and Budgets.  If a MC Participant timely objects to minutes proposed by the Manager, the members of the Management Committee shall seek, for a period not to exceed 30 days from receipt by the Manager of notice of the objections, to agree upon minutes acceptable to both MC Participants.  If the Management Committee does not reach agreement on the minutes of the meeting within such 30 day period, the minutes of the meeting as prepared by the Manager together with the objecting MC Participant’s proposed

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changes shall collectively constitute the record of the meeting.  If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be charged to the Business Account.  All other costs shall be paid by the Participants individually.

14.2           Action Without Meeting in Person.  In lieu of meetings in person, the Management Committee may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Section 14.1.  The Management Committee may also take actions in writing signed by all members.

14.3           Matters Requiring Approval.  Except as otherwise delegated to the Manager in Section 15.1, the Management Committee shall have exclusive authority to determine all matters related to overall policies, objectives, procedures, methods and actions under this Agreement.  The Parties shall keep each other informed of all material legal and regulatory matters of which they become aware during the Option Period and the JV Period and shall consult with each other concerning these matters.

ARTICLE XV
MANAGER

15.1           Powers and Duties of Manager.  The Manager shall have the following powers and duties, which shall be discharged in accordance with adopted Programs and Budgets during the Option Period and Joint Venture Period, as applicable.

(a)
The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in ARTICLE VII during the Option Period and ARTICLE IX during the Joint Venture Period.

(b)
The Manager shall implement the decisions of the Management Committee, shall make all Expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

(c)
The Manager shall use reasonable efforts to:  (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except any Permitted Encumbrances and those Encumbrances specifically approved by the Management Committee.

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(d)
The Manager shall:  (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a JV Participant’s sales revenue or net income and taxes, including production taxes, attributable to a JV Participant’s share of Products, and shall otherwise promptly pay and discharge expenses incurred in Operations; provided, however, if authorized by the Management Committee, the Manager shall have the right to contest (in the courts or otherwise) the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) do all other acts reasonably necessary to maintain the Assets.

(e)
The Manager shall:  (i) apply for all necessary permits, licenses and approvals; (ii) comply with all Laws; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for or as a result of Operations.  The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager’s good faith efforts to comply consistent with its standard of care under Section 15.2.  In the event of any such violation, the Manager shall timely cure or dispose of such violation on behalf of both JV Participants through performance, payment of fines and penalties, or both, and the cost thereof shall be charged to the Business Account.

(f)
The Manager shall prosecute and defend on behalf of the Joint Venture, but shall not initiate without consent of the Management Committee, any litigation or administrative proceedings arising out of Operations.  The non-managing JV Participant shall have the right to participate if it chooses to participate individually, at its own expense, in such litigation or administrative proceedings.  The non-managing JV Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of one hundred thousand Dollars ($100,000) in cash or value.

(g)	The Manager shall provide insurance for the benefit of the JV Participants as provided in Exhibit F or as may otherwise be determined from time to time by the Management Committee.

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(h)
The Manager may dispose of Assets, whether by abandonment, surrender, or Transfer in the ordinary course of business, except that Property may be abandoned or surrendered only as provided in ARTICLE XVIII.  Without prior authorization from the Management Committee, however, the Manager shall not:  (i) dispose of Assets in any one transaction (or in any series of related transactions) having a value in excess of seventy-five thousand Dollars ($75,000); (ii) enter into any sales contracts or commitments for Product, except as permitted in Section 11.1; (iii) begin a liquidation of the Business; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Business.

(i)	The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates and independent contractors.

(j)
The Manager shall perform or cause to be performed all assessment and other work and shall pay all Governmental Fees required by Law in order to maintain the unpatented mining claims, mill sites and tunnel sites included within the Property.  The Manager shall have the right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required.  The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is pursuant to an adopted Program and Budget and is performed in accordance with the Manager’s standard of care under Section 15.2.  The Manager shall timely record with the appropriate county and file with the appropriate United States agency any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of Governmental Fees, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with the requirements applicable to each claim and site.  The Manager shall not be liable on account of any determination by any court or governmental agency that any such document submitted by the Manager does not comply with applicable requirements, provided that such document is prepared and recorded or filed in accordance with the Manager’s standard of care under Section 15.2.

(k)
If authorized by the Management Committee, the Manager may:  (i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Property for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into

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one or more leases or other forms of mineral tenure pursuant to any Law hereafter enacted.
(l)
The Manager shall keep and maintain all required accounting and financial records pursuant to the procedures described in Exhibit B and in accordance with customary cost accounting practices in the mining industry, and shall ensure appropriate separation of accounts unless otherwise agreed by the JV Participants.  All accounting practices and audits shall comply with the GAAP and all reports, reviews of internal controls, and related activities shall be conducted in compliance with the requirements of the Sarbanes Oxley Act of 2002.

(m)
After the formation of the Joint Venture, the Manager shall maintain Equity Accounts for each JV Participant.  Each JV Participant’s Equity Account shall be credited with the value of such JV Participant’s contributions under Section 8.3(b).  Each JV Participant’s Equity Account shall be charged with the cash and the fair market value of Assets distributed to such JV Participant (net of liabilities assumed by such JV Participant and liabilities to which such distributed Assets are subject).  Contributions and distributions shall include all cash contributions or distributions plus the agreed value (expressed in dollars) of all in-kind contributions or distributions.  Solely for purposes of determining the Equity Account balances of the JV Participants, the Manager shall reasonably estimate the fair market value of all Products distributed to the JV Participants, and such estimated value shall be used regardless of the actual amount received by each JV Participant upon disposition of such Products.

(n)
The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the members of the Management Committee:  (i) monthly progress reports that include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within sixty (60) days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as any member of the Management Committee may reasonably request.  Subject to ARTICLE XX, at all reasonable times the Manager shall provide the Management Committee, or other representative of a JV Participant upon the request of such JV Participant’s member of the Management Committee, access to, and the right to inspect and, at such Participant’s cost and expense, copy the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other Business Information, to the extent preserved or kept by the Manager, subject to ARTICLE XX.  In addition, the Manager shall allow the non-managing JV Participant, at the latter’s sole risk, cost and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the non-managing JV Participant does not unreasonably interfere with Operations.

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(o)
The Manager shall prepare for Management Committee approval an Environmental Compliance plan for all Operations consistent with the requirements of any applicable Laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable Law or contractual obligation pertaining to Environmental Compliance.  To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Property disturbed by Operations.  The Environmental Compliance plan shall not be implemented until approved by the Management Committee.

(p)
The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Business.  The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines.  As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures.  The Manager shall keep the other Participant reasonably informed about the Manager’s efforts to discharge Continuing Obligations.  Authorized representatives of each Participant shall have the right from time to time to enter the Property to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

(q)
The funds that are to be deposited into the Environmental Compliance Fund shall be maintained by the Manager in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, and/or in longer term investments if approved by the Management Committee.  Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy Laws regarding financial assurance for the reclamation or restoration of the Property, and for other Environmental Compliance requirements.

(r)	If Participating Interests are adjusted in accordance with this Agreement the Manager shall propose from time to time one or more methods for fairly allocating costs for Continuing Obligations.

(s)
The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing, and to implement the policies, objectives, procedures, methods and actions determined by the Management Committee.

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15.2           Standard of Care.  The Manager shall discharge its duties under Section 15.1 and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with Laws and with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets.  The Manager shall not be liable to the other JV Participant, the Business or the Joint Venture for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager’s willful misconduct or gross negligence.  The Manager shall not be in default of any of its duties under Section 15.1 if its inability or failure to perform results from the failure of the other Participant to perform acts or to contribute amounts required of it by this Agreement.

15.3           Resignation; Deemed Offer to Resign.  The Manager may resign upon not less than 60 days’ prior notice to the other JV Participant, in which case the other JV Participant may elect to become the new Manager by notice to the resigning JV Participant within 10 days after the notice of resignation.  If any of the following shall occur, the Manager shall be deemed to have resigned upon the occurrence of the event described in each of the following subsections, with the successor Manager to be appointed by the other JV Participant at a subsequently called meeting of the Management Committee, at which the Manager shall not be entitled to vote, and the other JV Participant may appoint itself or a third party as the Manager:

(a)	during the Joint Venture Period, the aggregate Participating Interest of the Manager and its Affiliates becomes less than ****

(b)
the Manager is in Material Breach of an obligation imposed upon it under this Agreement and such failure continues for a period of 60 days after notice from the other JV Participant demanding performance;

(c)	the Manager fails to pay or contest in good faith its bills and Business debts as such obligations become due;

(d)
a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager;

(e)
the Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or takes corporate or other action in furtherance of any of the foregoing; or

(f)
entry is made against the Manager of a judgment, decree or order for relief affecting its ability to serve as Manager or a substantial part of its Participating Interest or its other assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

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Under Sections 15.3(d), 15.3(e) or 15.3(f) above, the appointment of a successor Manager shall be deemed to pre-date the event causing a deemed resignation.

15.4           Administrative Charges and Services Agreement.

(a)	The administration charges of TCM as Manager (the “Administrative Charges”) shall be determined according to the provisions of Exhibit B.

(b)	TCM and USE shall enter into a Services Agreement to provide for compensation to USE for the use of its employees to perform administrative and operating functions, as further provided in Exhibit G.

15.5           Transactions With Affiliates.  If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case in arm’s-length transactions with unrelated persons.

ARTICLE XVI
WITHDRAWAL AND TERMINATION

16.1           Termination.

(a)
Termination on Terms or by Agreement.  This Agreement shall terminate as provided under Sections 6.3(b), 6.3(c), 7.13(c), 21.6(c) or this ARTICLE XVI, unless earlier terminated by written agreement by the Parties.

(b)
Termination by Notice.  During the Joint Venture Period, TCM may terminate this Agreement at any time by written notice to USE (including during an event of force majeure as set out in Section 21.6).  Upon termination of this Agreement under this Section, TCM must file all work and/or pay all such fees to maintain the Property in good standing for a period of three months after such termination and deliver to USE all records, reports, studies, data, computer programs and other information necessary and appropriate to carry out Permitting and other Operations on the Property in a manner consistent with industry standards and good workmanlike practices; additionally, upon such termination, USE (or a designated Affiliate of USE) ****.  Other than filing such work, paying such fees and making such deliveries and assignments under this Section, ****.

16.2           Withdrawal.  During the Joint Venture Period, a JV Participant may elect to withdraw from the Business by giving notice to the other JV Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program Period or 30 days after the date of the notice.  Upon such withdrawal, the Business shall terminate, and the withdrawing JV Participant shall be deemed to have transferred to the remaining JV Participant, all of its Participating Interest, including all of its interest in the Assets, without cost and free and clear of all Encumbrances arising by, through or under such withdrawing JV Participant, except Permitted Encumbrances and those to which both JV Participants have agreed.  The withdrawing JV Participant shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other JV Participant to effect the transfer of its interests in the Assets to the other

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JV Participant.  If within a 60 day period both JV Participants elect to withdraw, then the Business shall instead be deemed to have been terminated by written agreement of the JV Participants pursuant to Section 16.1.

16.3           Continuing Obligations and Environmental Liabilities.  On termination of the Business under Section 16.1 or 16.2, each Party shall remain liable for its respective share of liabilities to third persons (whether such arises before or after such withdrawal), including Environmental Liabilities and Continuing Obligations.  The withdrawing JV Participant’s share of such liabilities shall be equal **** under Sections 8.6, 9.4, 9.5 and 10.5.

16.4           Disposition of Assets on Termination.  Promptly after termination of the Agreement under Section 16.1, the Manager shall take all action necessary to wind up the activities of the Business.  All costs and expenses incurred in connection with the termination of the Business shall be expenses chargeable to the Business Account.

16.5           Non-Compete Covenants.  Neither JV Participant that withdraws pursuant to Section 16.2, or is deemed to have withdrawn pursuant to Sections 8.6 or 10.5, nor any Affiliate of such a JV Participant, shall directly or indirectly acquire any interest or right to explore or mine, or both, on any property any part of which is within the Property for 24 months after the effective date of withdrawal.  If a withdrawing JV Participant, or the Affiliate of a withdrawing JV Participant, breaches this Section, such JV Participant shall be obligated to offer to convey to the non-withdrawing JV Participant, without cost, any such property or interest so acquired (or ensure its Affiliate offers to convey the property or interest to the non-withdrawing JV Participant, if the acquiring party is the withdrawing JV Participant’s Affiliate).  Such offer shall be made in writing and can be accepted by the non-withdrawing JV Participant at any time within 10 days after the offer is received by such non-withdrawing JV Participant.  Failure of a JV Participant’s Affiliate to comply with this Section shall be a breach by such JV Participant of this Agreement.

16.6           Right to Data After Termination.  After termination of the Business pursuant to Sections 16.1, each Party shall be entitled to make copies of all applicable information acquired hereunder, but a withdrawing Party shall not be entitled to any such copies after withdrawal except as may be required in the course of any judicial, administrative, regulatory or other legal process to which the withdrawing Party is subject.

16.7           Continuing Authority.  On termination of the Business under Sections 16.1 or 16.2 or the deemed withdrawal of any Party pursuant to Sections 8.6 or 10.5, the Party which was the Manager prior to such termination or withdrawal (or the other Party in the event of a withdrawal by the Manager) shall have the power and authority to do all things on behalf of the Parties which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal.  The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Parties and the Business, and take any other reasonable action in any matter with respect to which the former Parties continue to have, or appear or are alleged to have, a common interest or a common liability.

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ARTICLE XVII
ACQUISITIONS WITHIN AREA OF INTEREST

17.1           General.  Any interest or right to acquire any interest in real property, mineral rights, water rights or property rights related thereto within the Area of Interest (“Rights”) either acquired or proposed to be acquired during the term of this Agreement by or on behalf of any Party (“Acquiring Party”) or any Affiliate of such Party shall be subject to this Agreement.  For further clarification a reference to “Parties” in this Article shall mean USE and TCM, and a reference to “Party” shall mean one of them.  The Parties and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest and to locate mining claims outside the Area of Interest.  Failure of any Affiliate of any Party to comply with this Article shall be a breach by such Party of this Agreement.

17.2           Notice to Non-Acquiring Party.  Within 15 days after any acquisition or proposed acquisition of Rights wholly or partially within the Area of Interest (except Rights acquired by the Manager pursuant to a Program), the Acquiring Party shall notify the non-acquiring Party of such acquisition by it or its Affiliate.  For purposes of this Article, if any of the Rights subject to acquisition or proposed acquisition fall partially within the Area of Interest, then all such Rights (i.e., the part within the Area of Interest and the part outside the Area of Interest) shall be subject to this Article.  The Acquiring Party’s notice shall describe in detail the acquisition, the acquiring party if that party is an Affiliate, the lands and minerals covered thereby, any water rights related thereto, the cost thereof and the reasons why the Acquiring Party believes that the acquisition or proposed acquisition of the interest is in the best interests of the Parties under this Agreement.  In addition to such notice, the Acquiring Party shall make any and all information concerning the relevant interest available for inspection by the non-acquiring Party.

17.3           Election to Acquire.

(a)
During the Option Period, within 30 days after receiving the Acquiring Party’s notice, the non-acquiring Party may notify the Acquiring Party of its election to include such acquired interest in the Property and make it subject to the terms of this Agreement.  Upon such election such acquired interest shall be included in the Property thereafter for all purposes of this Agreement.  If the Acquiring Party is USE, then TCM shall reimburse it for the acquisition costs that it or its Affiliate has incurred.  When paid by TCM in the first instance on acquisition, or reimbursed by TCM when acquired by USE, the acquisition costs for any acquired interests will be deemed to constitute Expenditures to the credit of TCM hereunder.

(b)
During the Joint Venture Period, within 30 days after receiving the Acquiring Party’s notice, the non-acquiring Party may notify the Acquiring Party of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest. Promptly upon such notice, the Acquiring Party shall convey or cause its Affiliate to convey to the non-acquiring Party, in proportion to its respective Participating Interest, by special warranty deed with title held as described in Section 8.12, all of the Acquiring Party’s (or its Affiliate’s) interest in such acquired interest, free and clear of all Encumbrances arising by, through or under the Acquiring Party (or its Affiliate) other than those to which both

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Parties have agreed.  The acquired interests shall become a part of the Property for all purposes of this Agreement immediately upon such notice.  The non-acquiring Party shall promptly pay to the Acquiring Party its proportionate share of the latter’s actual out-of-pocket acquisition costs.

17.4           Election to Acquire Not Exercised.  If the other Party does not give notice to the Acquiring Party within the 30 day period set forth in Sections 17.3(a) or (b), it shall have no interest in the acquired interests, and the acquired interests shall not be a part of the Property or Assets or continue to be subject to this Agreement, and the Acquiring Party shall be free to hold or deal with the acquired interest free of the terms of this Agreement, and such acquired interest shall be excluded from the Area of Interest.

ARTICLE XVIII
ABANDONMENT AND SURRENDER OF PROPERTIES

18.1           Abandonment and Surrender of Property - Option Period.  During the Option Period, other than as provided in Section 7.5(b), the Manager may surrender or abandon any Rights contained in the Property only with the consent of USE.  If USE agrees with such abandonment or surrender, then the Manager may proceed with such abandonment or surrender.  If USE does not agree with such abandonment or surrender, then such Rights shall not be abandoned or surrendered.

18.2           Abandonment and Surrender of Property – Joint Venture Period.  During the Joint Venture Period, either JV Participant may request the Management Committee to authorize the Manager to surrender or abandon part or all of the Property.  If the Management Committee does not authorize such surrender or abandonment, or authorizes any such surrender or abandonment over the objection of either JV Participant, the JV Participant that desires to surrender or abandon shall assign to the objecting JV Participant, by special warranty deed and without cost to the objecting JV Participant, all of the abandoning JV Participant’s interest in the Property sought to be abandoned or surrendered, free and clear of all Encumbrances created by, through or under the abandoning JV Participant other than those to which both JV Participants have agreed.  Upon the assignment, such properties shall cease to be part of the Property.  The JV Participant that desires to abandon or surrender shall remain liable for its share (determined by its Participating Interest as of the date of such abandonment, after first taking into account any reduction, readjustment, and restoration of Participating Interests under Sections 8.6, 9.4, 9.5 and 10.5) of any liability with respect to such Property, including, without limitation, Continuing Obligations, Environmental Liabilities and Environmental Compliance, whether accruing before or after such abandonment, arising out of activities prior to the Effective Date and out of Operations conducted prior to the date of such abandonment, regardless of when any funds may be expended to satisfy such liability.

ARTICLE XIX
DISPUTES

19.1           Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado, without regard to any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

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19.2           Dispute Resolution.  All disputes arising under or in connection with this Agreement that cannot be resolved by informal negotiation between the Parties shall be resolved in accordance with Sections 19.3 and 19.4.

19.3           Mediation.  If any dispute has not been resolved within 30 days after the date of the Notice of a dispute, or if the Party receiving such Notice fails or refuses to meet within such time period, either Party may initiate mediation of the dispute by sending the other Party a written request that the dispute be mediated.  The Party receiving such a written request shall promptly respond to the requesting Party so that all Parties can jointly select a neutral and impartial mediator and schedule the mediation session.  The Parties shall mediate the dispute before a neutral, third party mediator within 30 days after the date of the written request for mediation.

19.4           Arbitration.  If a dispute has not been resolved within 60 days after the original Notice of a dispute or within 30 days after the date of a request for mediation, whichever is later, then any Party may initiate arbitration proceedings.  Any dispute, controversy or claim, of any and every kind or type, whether based on contract, tort, statute, regulations or otherwise, arising out of, connected with, or relating in any way to this Agreement, the relationship of the Parties, the obligations of the Parties or the Operations carried out under this Agreement, including without limitation, any dispute as to the existence, validity, construction, interpretation, negotiation, performance, non-performance, breach, termination or enforceability of this Agreement and establishment of fair market value, shall be settled through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes among the Parties relating to the Property and this Agreement.

The arbitration shall be conducted in accordance with the Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of commencement of the arbitration proceeding (the “AAA Rules”).  The arbitration panel shall apply the Federal Rules of Evidence to all evidentiary questions arising in the course of the arbitration, and shall apply the Federal Rules of Civil Procedure to the conduct of discovery in the course of the arbitration.

(a)
Number of Arbitrators.  The Parties shall appoint a sole arbitrator agreeable to them to resolve any dispute; provided, however, that should the Parties fail to agree upon a sole arbitrator within 30 days after the initiation of the arbitration, then there shall be 3 arbitrators. The claimant shall name the first arbitrator within thirty days after the expiration of the above-described deadline to appoint a single arbitrator.  The respondent shall appoint the second arbitrator within 30 days after the appointment of the first arbitrator.  The two Party-appointed arbitrators shall appoint the third arbitrator within thirty days after the appointment of the second arbitrator.  If (i) the respondent fails to appoint an arbitrator or (ii) the two Party-appointed arbitrators fail to appoint a third arbitrator within the above-described time limitations, then the AAA shall appoint the second and/or third arbitrator, as applicable.

(b)	Place of Arbitration. Unless otherwise agreed in writing by all Parties to the arbitration, the situs of the arbitration under this Agreement shall be Denver, Colorado, U.S.A.

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(c)	Language. The arbitration proceedings shall be conducted in the English language.

(d)	Entry of Judgment. Judgment on the award of the arbitral tribunal may be entered by any court of competent jurisdiction.

(e)
Qualifications and Conduct of the Arbitrators.  All arbitrators shall be and remain at all times wholly impartial and shall provide the Parties with a statement that they can and shall decide the case impartially.  No arbitrator shall have any financial interest (directly or indirectly) in the dispute or any financial dependence (directly or indirectly) upon any of the Parties.  All arbitrators shall be knowledgeable of the mining industry or the law applicable to such business.  The AAA’s Rules of Ethics shall be applicable to all arbitrators.

(f)
Interim Measures.  The arbitrators, or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators are unable to be involved in a timely fashion, may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures the Parties agree may be immediately enforced by the arbitrators or by court order.  Hearings on requests for interim measures may be held in person, by telephone or by video conference, and requests for relief, responses, briefs or memorials may be sent to, and orders or awards received from, the arbitrators by facsimile or other similar means which include a confirmation of delivery.  Notwithstanding the requirements for alternative dispute resolution procedures (such as negotiation and mediation), prior to the constitution of the arbitration tribunal and thereafter as necessary to enforce the arbitrators’ rulings or in the absence of the jurisdiction of the arbitrators to rule on interim measures in a given jurisdiction, any Party may apply to a court for interim measures, and the Parties agree that seeking and obtaining such measures shall not waive the right to arbitration.

(g)
Costs and Attorney’s Fees.  The arbitral tribunal is authorized to award attorney’s fees or allocate them between the Parties.  The costs of the arbitration proceedings shall be borne in the manner determined by the arbitral tribunal, with the exception of the arbitrators’ fees.  The Parties shall divide the cost of a single arbiter, with TCM paying 50% of the fee and the USE paying the remaining 50%.  In the event that three arbitrators are appointed, each of TCM and the USE shall pay the fee of the arbitrator it appoints and 50% of the fee of the third arbitrator.

(h)	Currency of Award. The arbitral award shall be made and payable in Dollars free of any tax or other deduction.

(i)	Punitive Damages. Penal, punitive, treble, multiple, consequential, incidental or similar damages may not be recovered or awarded.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

(j)
Confidentiality.  Except to the extent necessary to enforce the arbitration, agreement or award, to enforce other rights of the Parties, or as required by law, the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, shall maintain as confidential the fact of the arbitration proceeding, the arbitral award, contemporaneous or historical documents exchanged or produced during the arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration.

(k)	Waiver of Appeals. To the extent permitted by law, right to appeal from or to cause a review of any arbitral award by any court is hereby waived by the JV Participants.

(l)
Summary Disposition.  The arbitrators are hereby authorized, if they consider it appropriate, to decide any disputes by summary disposition on the documents and written testimony without hearing oral testimony.

(m)
Draft of the Proposed Award.  Prior to rendering the final award, the arbitral tribunal shall submit to the Parties an unsigned draft of the proposed award and each Party, within 10 Business Days after receipt of such draft award, may serve on every other Party and file with the tribunal a written statement commenting upon any alleged errors of fact, law, computation, or otherwise.  The tribunal shall endeavor to render its final award within 10 Business Days after the receipt of the letter of the written statements of the Parties.

ARTICLE XX
CONFIDENTIALITY, OWNERSHIP,
USE AND DISCLOSURE OF INFORMATION

20.1           Business Information.  Except as provided in Sections 20.3 and 20.4, or with the prior written consent of the other Parties, each Party shall keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.  During the Joint Venture Period, all Business Information shall be owned jointly by the JV Participants as their Participating Interests are determined pursuant to this Agreement.  Both before and after the termination of the Business, all Business Information may be used by either any Party for any purpose, whether or not competitive with the Business, without consulting with, or obligation to, the other Parties.  This Section 20.1 shall survive the termination of this Agreement and continue in full force and effect according to its terms.

20.2           Party Information.  In performing its obligations under this Agreement, no Party shall be obligated to disclose any Party Information.  If a Party elects to disclose Party Information in performing its obligations under this Agreement, such Party Information, together with all improvements, enhancements, refinements and incremental additions to such Party Information that are developed, conceived, originated or obtained by either any Party in performing its obligations under this Agreement (“Enhancements”), shall be owned exclusively by the Party that originally developed, conceived, originated or obtained such Party Information.  Each Party may use and enjoy the benefits of such Participant Information and Enhancements in the conduct of the Business hereunder, but the Parties that did not originally develop, conceive, originate or obtain such Party Information may not use such Party Information and Enhancements for any

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

other purpose.  Except a provided in Section 20.4, or with the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion, each Party shall keep confidential and not disclose to any third party or the public any portion of Party Information and Enhancements owned by the other Parties that constitutes Confidential Information.

20.3           Permitted Disclosure of Confidential Business Information.  Any Party may disclose Business Information that is Confidential Information:

(a)
to a Party’s officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Party’s performance of its obligations under this Agreement;

(b)	to any party to whom the disclosing Party contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer;

(c)	to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Party; or

(d)	to a third party with whom the disclosing Party contemplates any independent business activity or operation.

The Party disclosing Confidential Information pursuant to this Section 20.3, shall disclose such Confidential Information only to those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 20.3 and who have agreed in writing supplied to, and enforceable by, the other Parties to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this ARTICLE XX.  Such writing shall not preclude parties described in Section 20.3(b) from discussing and completing a Transfer with the other Parties.  The Party disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

20.4           Disclosure Required By Law.  Notwithstanding anything contained in this Article, a Party may disclose any Confidential Information if, in the opinion of the disclosing Party’s legal counsel:

(a)	such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order;

(b)	such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing JV Participant; or

(c)	such disclosure is legally required to be made by the rules and regulations of any regulatory authority.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

Prior to any disclosure of Confidential Information under this Section 20.4, the disclosing Party shall give the other Party at least two Business Days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Party shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable efforts to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Parties in intervention in any such proceeding.

20.5           Permitted Disclosure.  In addition, notwithstanding anything contained in this Article, a Party may disclose any Confidential Information in the following disclosure scenarios:

(a)	to another Party or the Manager;

(b)	with the prior written consent of all the other Parties;

(c)
to a bank or other financial institution considering the provision of or, which has provided financial accommodation to, a Party or an Affiliate of a Party or to a trustee, representative or agent or such a bank or financial institution;

(d)	to a third party for a bona fide business purpose, provided that such third party has first agreed in writing to maintain the confidentiality of the Confidential Information;

(e)
by a Party to legal, financial and other professional advisers, auditors and other consultants, officers and employees of a Party or a Party’s Affiliate, provided that such Party or Party’s Affiliate has first agreed in writing to maintain the confidentiality of the Confidential Information; and

(f)	to the extent that the Confidential Information was publicly available at the Agreement Date or becomes publicly available subsequent to the Agreement Date without breach of this Agreement.

20.6           Public Announcements.  Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a JV Participant shall first consult with the other JV Participant as to the content and timing of such announcement or disclosure.  If the other Party from whom such approval is requested has not approved or has not reasonably refused such request within 3 days of receiving such request, such other Party shall be deemed to have approved the press release or public statement forming the subject matter of such request.

ARTICLE XXI
GENERAL PROVISIONS

21.1           Notices.  All notices, payments and other required or permitted communications (“Notices”) to the Parties shall be in writing, and shall be addressed respectively as follows:

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

If to the USE:
U.S. Energy Corp.
877 North 8th West,
Riverton, WY 82501
Attention:	Mark J. Larsen, President
Steve Youngbauer, General Counsel
Telephone:	(307) 856-9721
Facsimile:	(307) 856-3050
E-Mail:	mark@usnrg.com; youngbauer@usnrg.com

Davis, Graham & Stubbs LLP
1550 Seventeenth St.
Suite 500
Denver, CO 80206
Attention:	Scot Anderson, Esq.
Telephone:	(303) 892-7383
Facsimile:	(303) 893-1379
E-Mail:	scot.anderson@dgslaw.com

If to Thompson Creek Metals Company USA:
945 West Kenyon Avenue, Unit B
Englewood, Colorado 80110
Attention:	Kevin Loughrey, Chief Executive Officer
Dale Huffman, Vice President
Telephone:	(303) 761-8801
Facsimile:	(303) 761-7420
E-Mail:	kevinl@tcrk.com; dale@tcrk.com

With a Copy to:
Fognani & Faught, PLLC
1700 Lincoln Street, Suite 2222
Denver, Colorado 80203
Attention:	John D. Fognani, Esq.
Telephone:	(303) 382-6200
Facsimile:	(303) 382-6210
E-Mail:	jfognani@fognanilaw.com

All Notices shall be given (a) by personal delivery to the Party, or (b) by electronic communication, capable of producing a printed transmission, (c) by registered or certified mail return receipt requested; or (d) by overnight or other express courier service.  All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next Business Day following receipt, or if by electronic communication, on the date of such communication if such communication is received during normal business hours, and, if not received during normal business hours, on the next Business Day following receipt.  Any Party may change its address by Notice to the other Parties.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

21.2           Currency.  All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.

21.3           Headings.  The subject headings of the Parts, Articles and Sections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

21.4           Waiver.  The failure of any Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Party’s right thereafter to enforce any provision or exercise any right.

21.5           Modification.  No modification of this Agreement shall be valid unless made in writing and duly executed by all Parties.

21.6           Force Majeure.

(a)
Except for TCM’s obligation to make option payments under Section 5.1(b), the obligations of a Party under this Agreement, including TCM’s obligation to incur Expenditures under 6.1(a), shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Party to grant); acts of God; Laws of any government or governmental entity; ****; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riots, protests, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; accidents; or any other cause whether similar or dissimilar to the foregoing.  The affected Party shall promptly give notice to the other Party of the suspension of performance, stating therein the nature of the suspension, the reasons therefore, and the expected duration thereof.  The affected Party shall resume performance as soon as reasonably possible.  During a period of suspension during the Joint Venture Period, the obligations of both JV Participants to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with then current Operations.  For the avoidance of doubt, this Section 21.6 does not relieve the Manager of its obligation to keep the Property in good standing.

(b)	If during the Option Period ****.

(c)	****.

(d)	****.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

21.7           Rule Against Perpetuities.  The Parties do not intend that there shall be any violation of the rule against perpetuities, the rule Against unreasonable restraints on the alienation of property, or any similar rule.  Accordingly, if any right or option to acquire any interest in the Property, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules and law.  If, however, any such violation should inadvertently occur, the Parties hereby agree that a court shall reform that provision in such a way as to approximate most closely the intent of the Parties within the limits permissible under such rules.

21.8           Further Assurances.  Each of the Parties shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement or as may be reasonably required by lenders in connection with Project Financing.

21.9           Entire Agreement; Successors and Assigns.  This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof, provided, however, that the last full paragraph on page 3 and the following paragraph beginning on page 3 and ending on page 4 of the Confidentiality Agreement between the Parties dated April 24, 2008, concerning the two-year period during which neither Party will purchase the other Party’s securities or assets, shall survive the execution of this Agreement, and shall remain in full force and effect.  This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.

21.10                      Memorandum.  At the request of any Party, a Memorandum or short form of this Agreement, or a Financing Statement(s) (to which copies of the Memorandum or short form of this Agreement shall be attached) shall be prepared by the Manager, executed and acknowledged by the Parties, and delivered to the Manager for recording and filing in those appropriate recording districts and Uniform Commercial Code filing offices as may be necessary to provide constructive notice of this Agreement and the rights and obligations of the Parties hereunder.  The Manager shall record and file in the proper recording districts, county recording offices and Uniform Commercial Code filing offices, all such documents delivered to it by the Parties.  Unless the Parties agree, this Agreement shall not be recorded.

21.11                      Counterparts.  This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of all the Parties be contained on any counterpart.  Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Agreement Date.

U.S. ENERGY CORP.

Per:	/s/ Keith G. Larsen
President

THOMPSON CREEK METALS COMPANY USA

Per:	/s/ Kevin Loughrey
President

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT D

Definitions and Interpretation

For the purposes of this Agreement, the following terms shall have the following meanings assigned to them, and references to “Sections” are references to section numbers in the Agreement.

“AAA” has the meaning as set out in Section 19.4.

“AAA Rules” has the meaning as set out in Section 19.4.

“Acquiring Party” has the meaning as set out in Section 17.1.

“Administrative Charges” has the meaning set out in Section 15.4.

“Advance Payments” has the meaning set out in Section 6.1(b).

“Affiliate” or “Affiliates” means any person, partnership, joint venture, corporation, or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Participant.  As used herein, “control” means direct or indirect possession of the power to direct or cause the direction of the management or policies of a legal entity, whether through ownership of voting securities, by contract, or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing. It is understood and agreed that control of a company can be exercised without direct or indirect ownership of 50% or more of the votes exercisable at a general meeting (or its equivalent).

“Agreement” means this agreement between TCM and the USE, including all amendments and modifications thereof, and all Exhibits, which are incorporated herein by this reference.

“Agreement Date” means the date of this Agreement first written above.

“Approved Alternatives” means a Development and Mining alternative selected by the Management Committee from various Development and Mining alternatives analyzed in the pre-feasibility studies or feasibility studies.

“Area of Interest” means that area described in Exhibit H, as modified by Section 17.4, constituting any Rights within **** of the outermost boundary of the Property, as the Property is defined on the Agreement Date.

“Assets” means the Property, Products, Business Information and all other real and personal property, tangible and intangible, including but not limited to existing or after-acquired properties, contract rights, permits, cash and equipment and machinery, owned or acquired by the Manager in connection with the Property and, if and when TCM has acquired an interest in the Property under Section 6.2, the Facility or acquired by the Joint Venture in connection with operating the Property and the Facility.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

“Budget” means a detailed estimate of all costs to be incurred and a schedule of cash advances to be made with respect to a Program.

“Business” means the (i) activities conducted during the Option Period, (ii) the Joint Venture and/or (iii) the entity operated by the Parties during the Joint Venture Period.

“Business Account” means the account maintained by the Manager for the Business in accordance with Exhibit B.

“Business Day” means any day other than a Saturday, Sunday or a public holiday in Denver, Colorado.

“Business Information” means the terms of this Agreement and any other agreement relating to the Business, the Existing Data, all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, Operations, technical, accounting and financial records, or other data or records related to the Property or operations on the Property, and all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by either Party in performing its obligations under this Agreement.  The term “Business Information” shall not include any improvements, enhancements, refinements or incremental additions to Party Information that are developed, conceived, originated or obtained by either Party in performing its obligations under this Agreement.

“Capital Account” means the account maintained for each JV Participant.

“Chargee” means the holder of an Encumbrance.

“Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of any Party.

“Continuing Obligations” means any debt, duty, or requirement which continues beyond termination, dilution, or the withdrawal of a Participant.

“Cover Payment” has the meaning set out in Section 10.4.

“Defaulting JV Participant's Entire Interest” has the meaning as set out in Section 10.5(c).

“Development” means all activities related to evaluating the feasibility of developing a mine to be located within the Property, including without limitation engineering studies, environmental studies, concept studies, pre-feasibility studies, feasibility studies and acquisition programs (whether such programs are within or outside the Property), and for purposes of developing a mine and related infrastructure and actual driving of development drifts and infrastructure.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

“Dollars” means lawful currency of the United States of America.

“Encumbrance” or "Encumbrances" means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature, but excluding ****.

“Enhancements” has the meaning as set out in Section 20.2.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Property or other compliance with Environmental Laws, including without limitation compliance, as it relates to the Property, with any federal, state, or local Environmental Laws related to the identification, evaluation or mitigation of impacts to the natural environment on the Property, or related to public notification concerning such impacts or related to the preservation of environmental resources including plants, wildlife, water, soil, air or minerals, or related to the remediation or clean up of such resources.

“Environmental Compliance Fund” means the fund established and maintained to pay for Environmental Compliance costs, as further detailed in Exhibit B.

“Environmental Damage” means any damage or injury to environmental resources including without limitation plants, wildlife, water, soil, air, minerals or public health and safety.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Property; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against any Party, by any person or entity other than another Party, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Property and/or emanating or migrating and/or threatening to emanate or migrate from the Property to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

“Equity Account” means the account credited with the value of a JV Participant’s contributions to the Joint Venture and charged the cash and fair market value of the Assets distributed to the JV Participant.

“Existing Data” means any Business Information currently maintained by the Manager.

“Expansion” or “Modification” means (i) a material change in mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste or tailings disposal methods.  An increase or change shall be deemed “material” if it is anticipated to cost more than 10% of original capital costs attributable to the Development of the mining or production capacity, recovery process or waste or tailings disposal facility to be expanded or modified.

“Expenditure” or “Expenditures” means all costs and expenses of whatever kind or nature spent or incurred by or on behalf of the Parties in the conducting of Operations, including, without limitation:

(a)
in holding the Property in good standing (including land maintenance costs and any monies expended as required to comply with applicable laws and regulations, such as for the completion and submission of assessment work and filings required in connection therewith), in curing title defects and in acquiring and maintaining surface and other ancillary rights;

(b)
in preparing for and in the application for and acquisition of environmental and other permits, licenses and approvals necessary or desirable to commence and complete exploration and development activities, including ancillary costs and expenses such as contributions to local public works initiatives, community programs and the like;

(c)
in doing geophysical and geological surveys, drilling, assaying and metallurgical testing, including costs of assays, metallurgical testing and other tests and analyses to determine the quantity and quality of Minerals, water and other materials or substances;

(d)
in the preparation of work programs and the presentation and reporting of data and other the results thereof including any program for the preparation of a feasibility study or other evaluation of the Properties;

(e)	for environmental remediation and rehabilitation;

(f)	in acquiring facilities, equipment or machinery, or the use thereof, and for all parts, supplies and consumables;

(g)	for salaries and wages, including actual labor overhead expenses, work or performance bonuses for employees assigned to Exploration, Development and Mining activities;

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

(h)
traveling expenses and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property, including for their food, lodging and other reasonable needs;

(i)	payments to contractors or consultants, including without limitation USE as a contractor under the Services Agreement, for work done, services rendered or materials supplied;

(j)	the cost of insurance premiums and performance bonds or other security;

(k)	all taxes levied against or in respect of the Property, or activities thereon;

(l)	acquisition costs of Rights acquired under ARTICLE XVII;

(m)	operating costs of the Facility under Section 8.15, including any capital costs associated with operation and maintenance of the Facility; and

(n)	the Administrative Charges.

“Exploration” means all activities related to searching, for the purpose of determining the existence, quality and quantity, for Minerals on the Property.  Such activities may include, without limitation, the right to take any action required to obtain permitting from governmental authorities, the right to prospect, test or in any manner investigate and evaluate the Property for purposes of developing and exploiting Minerals; the right to take and retain samples; the right to use different methods of studies (geological, geochemical and geophysical), some of which may be by airborne techniques; the right to conduct excavation, trenching, boring, drilling, analysis, and examination of the economic feasibility of developing and mining a mineral deposit; the right to take reasonable bulk samples; the right to drill and to conduct surveys and other exploratory activities in such manner and to such extent as TCM may deem advisable for the purpose of obtaining information as to the occurrence of Minerals and as to the feasibility of mining, removing, treating and marketing of Minerals from or in connection with the Property.

“Facility” has the meaning as set out in Section 3.2(g)(v).

“GAAP” means the Generally Accepted Accounting Principles of the United States.

“Good Mining Title” means that title which will allow the miner to explore, develop, mine or utilize and transfer, all as allowed by federal law, the unpatented lode and millsite claims which are part of the Property with the reasonable expectation of being able to do so without interference by others claiming an interest in the Property.

“Governmental Fees” means all location fees, mining claim rental fees, mining claim maintenance payments and similar payments required by Law to locate and hold mining claims and millsites.

“Joint Venture” means the contractual joint venture between the JV Participants, established under this Agreement.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

“Joint Venture Period” means the period after the formation of the Joint Venture and ending on the termination of the Agreement.

“JV Participant” means the Parties having a Participating Interest in the Joint Venture, and their respective heirs, successors and assigns.

“Law” or “Laws” means any applicable governmental law, rule, statute, regulation, ordinance, permit, policy, guidance or order.

“Management Committee” has the meaning set out in Section 7.2 and as further described in ARTICLE XIV.

“Manager” means that Party acting as the manager of the Operations from time to time as appointed under Sections 7.1 and 8.2.

“Material Breach” means a failure to perform the essential obligations of this Agreement which deprives the non-breaching Party of an expected substantial or material benefit of the Agreement.

“MC Participant” has the meaning as set out in Section 14.1(a).

“Minerals” means all oil, gas, coal, coalbed methane and other hydrocarbons and all ores, and concentrates or metals derived therefrom, of precious, base and industrial minerals (including without limitation diamonds and uranium) and which are found in, on or under the Property and may lawfully be explored for, mined and sold pursuant to the mineral rights comprising the Property.

“Mining” means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products.

“Net Profits” means certain amounts calculated as provided in Paragraph 2 of Exhibit I.

“Net Profits Interest” means a share of the proceeds from the production and sale of Minerals or other sale of the Assets as further set out in Exhibit I.

“Notice” and “Notices” has the meaning as set out in Section 21.1.

“Operations” means to conduct Exploration within the Property, to evaluate the possible Development and Mining of the Property, and, if justified, to engage in Development and Mining, to engage in marketing Products, to complete and satisfy all Environmental Compliance obligations affecting the Property, all activities carried out in connection with the construction of a mine and its infrastructure, including without limitation, extraction, treatment, storage, processing and transportation of products, distribution and sale of products, and to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

“Option” has the meaning set out in Section 6.1.

“Option Period” means that period of time beginning on the Agreement Date and ending on the first to occur of when a Joint Venture is formed or this Agreement terminates.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

“Participating Interest” means the proportion of ownership interest in the Joint Venture possessed by a JV Participant.

“Party” means a party to this Agreement.

“Party Information” means all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information but excluding the Existing Data), which, as shown by written records, was developed, conceived, originated or obtained by a Party:  (a) prior to entering into this Agreement, or (b) independent of its performance under the terms of this Agreement.

“Payout” means the date on which the Equity Account balance of each of the JV Participants has become zero or a negative number, regardless of whether the Equity Account balance of either or both JV Participants subsequently becomes a positive number.  If one JV Participant's Equity Account balance becomes zero or a negative number before the other JV Participant, Payout shall not occur until the date that the other JV Participant's Equity Account balance first becomes zero or a negative number.

“PD/MEMCO” has the meaning set out in Section 3.2(f).

“Permitted Encumbrance” means: (i) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (ii) Encumbrances of carriers, warehousemen, mechanics and materialmen and other like Encumbrances arising in the ordinary course of business, (iii) survey exceptions, easements, rights of way and restrictions, and zoning ordinances affecting the real property, (iv) statutory Encumbrances in favor of lessors arising in connection with any property leased to the Company, (v) reservations in federal patents, (vi) liens of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security, (vii) rights reserved to or vested in any governmental entity to control or regulate any interest in the real property as imposed by applicable law, (viii) Encumbrances of record as of the Agreement Date; ****.

“Permitting” means securing any and all necessary and appropriate permits, licenses and other approvals for any Exploration, Development, Mining and other Operations on the Property.

“Prime Rate” means the prime rate of interest published under “Money Rates” by The Wall Street Journal.

“Products” means Minerals, their by-products or processed materials derived from or including Minerals or associated materials produced from the Property.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a period determined by the Management Committee.

“Program Period” means the time period covered by an adopted Program and Budget.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

“Project Financing” means any loan, letter of credit, debt obligation, or other agreement obtained to provide financing for Development, Exploration, Mining or Operations on the Property.

“Property” has the meaning as set out in Recital A, and as modified by Section 17.3.

“Reduced Participant” has the meaning set out in Section 8.6(a).

****.

“Right of First Refusal” has the meaning set out in Section 13.2(b).

“Rights” has the meaning set out in Section 17.1.

“Senior Executives” means the Chairman of any company, and if there is no Chairman, the President of any company.

“Services Agreement” means that agreement contained in Exhibit G.

“Shortfall Payments” has the meaning set out in Section 6.1(c).

“Supplemental Business” has the meaning as set out in Section 12.1.

“Supplemental Business Agreement” has the meaning as set out in Section 12.1.

“Taxes” means all taxes, assessments and like charges on Operations and Assets or the production and sale of Products which have been paid by the Manager for the benefit of the JV Participants.

“TCM” means Thompson Creek Metals Company USA

“Third Party” means a legal entity other than TCM and its Affiliates and the USE and its Affiliates.

“Title Opinion” means the opinion of Davis, Graham, & Stubbs LLP dated March 23, 2007 concerning title to the Lucky Jack Molybdenum Property, updated May 10, 2007.

“Transfer” means conveyance of title or any interest from one person or entity to another.

“USE” means U.S. Energy Corp.

Interpretation:

The Parties shall employ the following rules of interpreting this Agreement:

(a)	Terms denoting the singular only shall include the plural, and vice versa.

(b)	Unless otherwise stated, a reference to a Recital, Part, Article, Section or Exhibit is a reference to a Recital, Part, Article, Section or Exhibit of this Agreement.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.

(c)	Section numbers and headings are for convenience of reference only, and shall not affect the interpretation of this Agreement.

(d)	Reference to any gender includes the other.

(e)	Reference to “including” means including, but not by way of limitation.

(f)
Unless otherwise expressly provided in this Agreement, reference to an Agreement (including this Agreement), document, or instrument is the same as amended, modified, novated or replaced from time to time.

(g)
Reference to a statute or other legislative act, by law, rule, regulation, or order is to the same as amended, modified or replaced from time to time and to any rule, regulation or order promulgated pursuant to such law.

**** The confidential portions of this Agreement have been omitted and filed separately with the Securities and Exchange Commission.